UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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AMR Corporation

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April 23, 2010

Dear Stockholder,

You are cordially invited to attend our annual meeting of stockholders on Wednesday, May 19, 2010, at 8:00 a.m. Eastern time. The meeting will be held at 730 Third Avenue, 17th Floor, New York, New York.

Details of the meeting are explained in the attached notice of the meeting and proxy statement, and additional information about us is included in the enclosed 2009 annual report to stockholders.

Please note that starting this year, brokers cannot vote your shares in director elections without your voting instructions. Please submit your proxy so your vote will be counted. You can submit your proxy by using the Internet, by telephone, or by completing and returning the enclosed proxy card or voting instruction form.

On behalf of the entire board, we look forward to seeing you at the meeting.

Sincerely,

Gerard J. Arpey
Chairman, President
and Chief Executive Officer

Important notice regarding the availability of proxy materials for the annual stockholder meeting to be held on May 19, 2010: Our official Notice of Annual Meeting of Stockholders, Proxy Statement and 2009 Annual Report to Stockholders are also available at our website located at www.aa.com/investorrelations.

2010 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, TX 75261-9616

OFFICIAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Wednesday, May 19, 2010

TIME	Registration Begins:	7:15 a.m. Eastern time
	Meeting Begins:	8:00 a.m. Eastern time

PLACE	730 Third Avenue (between East 45th and East 46th Streets) 17th Floor New York, New York 10017
ITEMS OF	(1) to elect thirteen directors
BUSINESS	(2) to ratify the selection by the Audit Committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2010
(3) to consider one stockholder proposal
(4) to transact any other business that properly comes before the annual meeting (or any adjournments or postponements of the meeting)
RECORD DATE	You can vote at the annual meeting only if you were a stockholder of record at the close of business on Monday, March 22, 2010.

FINANCIAL STATEMENTS	Audited financial statements for the year ended December 31, 2009 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Annual Report on Form 10-K, which is contained in the 2009 Annual Report to Stockholders included in this mailing.

ANNUAL MEETING ADMISSION	To attend the annual meeting, you must have an admission ticket (printed on, or included with, the proxy card or voting instruction form) or other proof of ownership of AMR Corporation shares as of March 22, 2010 that is acceptable to us (such as a statement from your broker showing your stock ownership as of March 22, 2010). We may ask each stockholder to present valid governmentally-issued picture identification, such as a driver’s license or passport. For security reasons, all bags are subject to search, and all persons who attend the meeting may be subject to a metal detector and/or a hand wand search. The use of cameras or other recording devices at the annual meeting is prohibited. If you do not have valid picture identification and either an admission ticket or appropriate documentation showing that you owned our stock on March 22, 2010, or you do not comply with our security measures, you will not be admitted to the annual meeting.

VOTING BY PROXY	Your vote is important. Please vote by using the Internet, by telephone, or by signing and returning the enclosed proxy card or voting instruction form as soon as possible. The proxy card or voting instruction form contains instructions for each of these voting options.

By Order of the Board of Directors,

Kenneth W. Wimberly
Corporate Secretary
April 23, 2010

i

P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, TX 75261-9616

PROXY STATEMENT

Annual Meeting of Stockholders
May 19, 2010

We are mailing this Proxy Statement and the form of proxy to stockholders on or around April 23, 2010 in connection with a solicitation of proxies by the Board of Directors of AMR Corporation (the “Company,” “we” or “us”) for use at the annual meeting of stockholders that we are holding on May 19, 2010. This Proxy Statement also includes information regarding our wholly-owned and principal subsidiary, American Airlines, Inc. The annual meeting will be held at 730 Third Avenue, 17th Floor, New York, New York 10017, on Wednesday, May 19, 2010, at 8:00 a.m. Eastern time. The physical address of our principal executive offices is AMR Corporation, 4333 Amon Carter Boulevard, MD 5675, Fort Worth, Texas 76155. Our mailing address is shown above.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be held on May 19, 2010. Our official Notice of Annual Meeting of Stockholders, Proxy Statement and 2009 Annual Report to Stockholders are available on our website located at www.aa.com/investorrelations.

As an alternative to receiving printed copies of these materials in future years, you can elect to receive and access future annual meeting materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you can make this election by going to its website (www.amstock.com) and clicking on “Shareholder Account Access” or by following the instructions provided when voting by Internet.

If you hold your shares in a brokerage account or through some other third party in street name, please refer to the information provided by your bank, broker or nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

The purpose of the annual meeting is to allow you to vote on the matters described in this Proxy Statement. These matters include: (a) the election of directors, (b) the ratification of the Audit Committee’s selection of our independent auditors for 2010 and (c) consideration of one stockholder proposal. In addition, management will report on our performance during 2009.

Where is the annual meeting?

The annual meeting will be held at 730 Third Avenue (between East 45th and East 46th Streets), 17th Floor, New York, New York 10017, on Wednesday, May 19, 2010, at 8:00 a.m. Eastern time.

Who can attend the annual meeting?

Stockholders of record as of the close of business on March 22, 2010, or their duly appointed proxies, can attend the annual meeting. Admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 7:15 a.m. Eastern time on May 19, 2010.

What are the requirements to attend the annual meeting?

All stockholders must check-in at the registration desk. At check-in, you must provide (a) an admission ticket or other proof of ownership of our stock as of March 22, 2010 that is acceptable to us and (b) valid governmentally-issued picture identification.

You can find your admission ticket on your proxy card or with your voting instruction form. A copy of a statement from your broker showing your stock ownership is an acceptable form of proof of ownership. A driver’s license or passport is an acceptable form of governmentally-issued picture identification. If you fail to provide the required admission ticket or proof of ownership and a valid governmentally-issued picture identification, you will not be admitted to the annual meeting.

All meeting attendees must comply with our security measures. We may require a search of your bags. In addition, we may require a metal detector and/or hand wand search of all persons attending the meeting. You may not use cameras or other recording devices at the annual meeting. If you fail to meet our security requirements, you will not be admitted to the annual meeting.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of at least one-third of the issued and outstanding shares entitled to vote at the annual meeting constitutes a quorum for the annual meeting. We will count abstentions and broker non-votes as present for determining whether a quorum exists. If we do not have a quorum at the annual meeting, the holders of shares entitled to vote at the annual meeting who are present in person or by proxy may adjourn the meeting from time to time until a quorum exists. Any business that could have been conducted at the original meeting may be conducted at any adjourned and reconvened meeting at which a quorum exists.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with our stock transfer agent, you are considered the stockholder of record of those shares. If you are a stockholder of record, we have sent the proxy statement, annual report and proxy card directly to you. If you hold your shares in a stock brokerage account or your shares are held by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.” The proxy statement, annual report and proxy card have been forwarded to you by your broker, bank or nominee, which is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the mailing or by following their instructions for voting by telephone or the Internet.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on March 22, 2010 are entitled to vote their shares of common stock at the annual meeting. If you were a stockholder of record on March 22, 2010, you will be entitled to vote all of the shares that you held on that date at the annual meeting (or any postponements or adjournments of the meeting). If your shares are held in street name, you may vote your shares in person at the annual meeting only if you obtain a legal proxy from the broker or nominee that held your shares on March 22, 2010 that is acceptable to us. On March 22, 2010, we had 332,689,067 shares of common stock outstanding. Each stockholder of record on March 22, 2010 will be entitled to one vote in person or by proxy for each share held.

If you are an employee/participant holding shares of our common stock as an investment option under the $uper $aver 401(k) Plan, you will receive one proxy card for all the shares that you own through the $uper $aver 401(k) Plan. The proxy card will serve as your voting instructions for the investment manager of the $uper $aver 401(k) Plan (Evercore Trust Company, N.A.). To allow sufficient time for the investment manager to vote your $uper $aver 401(k) Plan shares, the investment manager must receive your voting instructions by 11:59 p.m. Eastern time on May 16, 2010. The number of shares you are eligible to vote is based on your unit balance in the $uper $aver 401(k) Plan on March 22, 2010. If the investment manager does not receive your instructions by that date, it will vote your $uper $aver 401(k) Plan shares in the same proportion as shares for which instructions were received from other employee/participants in the $uper $aver 401(k) Plan. As of March 22, 2010, the $uper $aver 401(k) Plan held a total of 499,450 shares of our common stock on behalf of employees/participants.

Do my unexercised stock options allow me to vote at or attend the annual meeting?

Holding unexercised stock options does not entitle you to vote at or attend the annual meeting. You must own shares of our common stock at the close of business on March 22, 2010 to vote at or attend the annual meeting.

How do I vote before the annual meeting?

Stockholders of record on March 22, 2010 may vote before the annual meeting, as explained in the detailed instructions on the proxy card or voting instruction form. In summary, you may vote before the annual meeting by any one of the following methods:

•	By Internet. If you are a stockholder of record, you can vote over the Internet at the website address shown on the proxy card. The Internet voting procedure allows you to verify your identity and vote your shares. In addition, it will confirm that we have properly recorded your voting instructions. If you hold your shares in street name, the availability of Internet voting will depend on the voting process of your bank or broker. Please follow the Internet voting instructions found on the voting instruction form that you received from your bank or broker.

•	By telephone. If you are a stockholder of record, you can vote by telephone using the telephone number shown on the proxy card. The telephone voting procedure allows you to verify your identity and vote your shares. In addition, it will confirm that we have properly recorded your voting instructions. If you hold your shares in street name, the availability of telephone voting will depend on the voting process of your bank or broker. Please follow the telephone voting instructions found on the voting instruction form that you received from your bank or broker.

•	By mail. If you are a stockholder of record, you can vote by mail by completing, signing and returning the enclosed proxy card in the postage paid envelope provided. The proxies will vote your shares according to the directions you provide on the card. If you hold your shares in street name, please follow the vote by mail instructions found on the voting instruction form you receive from your bank or broker.

When will Internet and telephone voting facilities close?

For stockholders of record, the Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 18, 2010. If your shares are held in street name, please refer to the information provided by your bank, broker or nominee for information on when voting will end.

Can I change my vote after I have voted?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the annual meeting begins. To change your vote, you must file a notice of revocation and a properly executed, later-dated proxy with our Corporate Secretary that is acceptable to us. Whether you are a stockholder of record or hold your shares in street name, you may also change your vote or revoke your proxy by voting your shares at the annual meeting.

How are votes counted?

For the election of directors (proposal 1), you may either vote “FOR” all or less than all of the nominated directors or your vote may be “WITHHELD” from one or more of them. Stockholders elect the nominated directors by a plurality of the votes cast at the annual meeting. This means that the stockholders will elect the thirteen persons receiving the highest number of “FOR” votes at the annual meeting. See “Corporate Governance — Majority Voting,” on page 11, for further details regarding the election of directors.

For proposals 2 and 3, a majority of the votes cast at the annual meeting is required for approval. For these two proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it will not have an effect on the approval of these two proposals.

If you are a stockholder of record, you may vote your shares in person at the annual meeting, through the mail, by telephone or over the Internet. Each of these voting methods is described on the proxy card (see also “How do I vote before the annual meeting?” on page 3, for more information). If you sign your proxy card and provide no voting instructions, the proxies will vote your shares “FOR” proposals 1 (as to all nominated directors) and 2; and “AGAINST” proposal 3. On any additional matters that properly come before the annual meeting, the vote will be determined by our proxies, Gerard J. Arpey, David L. Boren and Ann M. Korologos. Each proxy has full power to act without the others and has full power of substitution to vote in their discretion.

If you hold your shares in street name, follow the instructions on the voting instruction form you received from your broker (see also “How do I vote before the annual meeting?” on page 3, for more information). On any additional matters that properly come before the annual meeting, the vote will be determined in the discretion of our proxies, as described above.

Please note that proposals 1 and 3 are non-discretionary items under the voting procedures of the New York Stock Exchange (“NYSE”). As a result, NYSE-member brokers cannot vote your shares on these proposals without your voting instructions (known as a “broker non-vote”). If you do not submit voting instructions on proposals 1 and 3, we cannot count your shares on these proposals. Broker non-votes will have no effect on the approval of proposals 1 and 3. Proposal 2, the ratification of the appointment of our independent auditors, is a discretionary item under the voting procedures of the NYSE. As a result, NYSE-member brokers can vote your shares on proposal 2 even if you do not provide them with voting instructions.

What are the recommendations of the Board of Directors?

The recommendations of the Board of Directors are included with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

•	FOR the election of the nominated slate of directors (proposal 1)

•	FOR the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent auditors for 2010 (proposal 2)

•	AGAINST approval of stockholder proposal 3

What happens if additional matters are presented at the annual meeting?

Other than the three proposals described in this Proxy Statement, we are not aware of any other business to be presented at the annual meeting. If you sign and return the proxy card or the voting instruction form, our proxies will be able to vote your shares on any additional matters presented at the annual meeting. If for any reason any director nominee cannot stand for election at the annual meeting, our proxies may vote your shares for a substitute nominee chosen by the Board.

Who will bear the cost of soliciting proxies for the annual meeting?

We will pay the cost of this solicitation. In addition to using regular mail, we may use our directors, officers, employees or agents to solicit proxies in person or by telephone, facsimile, e-mail or other means of electronic communication. We will also request brokers or nominees that hold common stock in their names to forward proxy materials to their beneficial owners at our expense. To aid in the solicitation of proxies, we have retained Laurel Hill Advisory Group, LLC, a firm of professional proxy solicitors, at an estimated fee of $16,500, plus reimbursement of normal expenses.

When and where can I find the voting results of the annual meeting?

We intend to post the official voting results of the annual meeting at the Investor Relations section of our website (www.aa.com/investorrelations) as soon as possible. In addition, the preliminary results or, if they are available, the official results, will be published in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors proposes that stockholders elect the following thirteen director candidates to serve until the next annual meeting. All of these nominees currently serve as directors of the Company and American Airlines, Inc., our wholly-owned subsidiary. Each of them has indicated that he or she will serve if elected. Each has also furnished the following information about his or her principal occupation or employment and other directorships as of March 22, 2010. A plurality of the votes cast is necessary for the election of each director.

The Board believes that each nominee meets the requirements of our Director Nominating Policies and Nominating/Corporate Governance Committee Charter, which are described below in “Director Nominees,” beginning on page 16. In addition, we have included a brief description of some of the specific experience, qualifications, attributes or skills that led the Board to the conclusion that each nominee should be elected to again serve on our Board. The Board believes that all of the nominees also have good judgment, integrity, and a dedication to the Company and our business, as well as intelligence, wisdom and inquisitiveness. The nominees work well together, challenge each other and management when appropriate, and collaborate to come up with innovative ideas and solutions.

Unless you indicate otherwise, all proxy cards and voting instruction forms will be voted for the election of the nominees listed below. If any nominee is not available for election because of unforeseen circumstances, the proxies designated by the Board may vote for the election of a substitute nominee selected by the Board. Although we will attempt to provide advance notice of any substitute nominee, we may be unable to do so.

NOMINEES FOR ELECTION AS DIRECTORS

Gerard J. Arpey (Age 51)
First elected a director in 2003

Mr. Arpey began his career at American Airlines in 1982, and he has held several leadership roles at the Company and American since then. Mr. Arpey was elected Chairman of the Company and American Airlines, Inc. in May 2004. He had been President and Chief Executive Officer of the Company and American since April 2003 when he was first elected to our Board of Directors. Prior to that, he had served as President and Chief Operating Officer of the Company and American starting in 2002, Executive Vice President - Operations from 2000 to 2002, and Senior Vice President - Finance and Planning and Chief Financial Officer from 1995 to 2000. He therefore brings to the Board extensive and unique Company and industry experience. Since he is responsible for, and familiar with, our day-to-day operations and implementation of our strategy, his insights into our performance and the airline industry are critical to Board discussions and our success.

John W. Bachmann (Age 71)
First elected a director in 2001

Mr. Bachmann began his career at Edward Jones, one of the world’s largest retail brokerage firms, in 1959. He has served in many capacities at the firm, including as its Managing Partner from 1980 to 2003. He has been Senior Partner at Edward Jones since January 2004. With his long history at Edward Jones and as its leader for many years, Mr. Bachmann has extensive financial, capital markets, strategic and executive leadership experience. He is also a director of the Monsanto Company and is Senior Council Board Member of the United States Chamber of Commerce. He previously served as a director of the National Association of Securities Dealers and, until American acquired its assets in 2001, of Trans World Airlines, Inc. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. He is a resident of St. Louis, Missouri, one of our markets. His background and experience make him an effective member of the Board and its Audit and Diversity committees, and a strong Chairman of the Audit Committee.

David L. Boren (Age 68)
First elected a director in 1994

Mr. Boren has been the President of The University of Oklahoma, one of the largest universities in the U.S., since November 1994. Before resigning from the U.S. Senate in 1994 to assume leadership of the university, he was a political leader in Oklahoma for nearly 30 years. He served in the Oklahoma House of Representatives from 1967 to 1975, and was Governor of Oklahoma from 1975 until his election to the U.S. Senate in 1979. With this background, he brings to the board extensive educational, public policy, strategic and executive leadership experience. He is also a director of Continental Resources, Inc., Texas Instruments Incorporated and Torchmark Corporation, and he previously served as a director of Hiland Partners, LP. He also serves as Chairman of the Oklahoma Foundation of Excellence. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. One of American’s largest employee bases is in Oklahoma, and our business is highly regulated, so his knowledge is particularly helpful. His background and experience make him an effective member of the Board and its Compensation and Nominating/Corporate Governance committees, and a strong Chairman of the Nominating/Corporate Governance Committee.

Armando M. Codina (Age 63)
First elected a director in 1995

Mr. Codina founded Codina Group, a large South Florida-based commercial real estate firm, in 1980. As Codina Group’s Chairman and Chief Executive Officer, he led its growth for 26 years until he merged it with Florida East Coast Industries in 2006 to become Florida East Coast Industries’ full-service real estate business, Flagler Development Group. He served as Flagler Development Group’s Chairman, Chief Executive Officer and President until September 2008, and he continues to serve as its Chairman. Prior to founding Codina Group, he served as President of Professional Automated Services, Inc., which provided data processing services to physicians. Mr. Codina’s extensive experience in commercial real estate and business provides significant insight into the real estate, business, strategic and other issues we face. He is also a director of The Home Depot, Inc., and he previously served as a director of Bell South Corporation, General Motors Corporation, Merrill Lynch & Co., Inc. and Florida East Coast Industries, Inc. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. His deep roots in Florida also provide important perspective of one of our largest and most important markets. His background and experience make him an effective member of the Board and its Nominating/Corporate Governance Committee, and a strong Lead Director.

Rajat K. Gupta (Age 61)
First elected a director in 2008

Mr. Gupta joined McKinsey & Company, one of the world’s largest management consulting firms in 1973. After leading the firm’s Scandinavian offices starting in 1981 and then its Chicago office beginning in 1989, he served as the Managing Director Worldwide of McKinsey from 1994 to 2003 and as Senior Partner from 2003 until his retirement in January 2008. Since then, he has served as Senior Partner Emeritus of the firm. During his 34-year career at McKinsey, Mr. Gupta advised many leading companies on a broad set of topics related to strategy, organization and operations. He therefore brings to our Board extensive consulting, strategic, operations, organizational and executive leadership experience. Mr. Gupta is also a director of Genpact Limited, Goldman Sachs Group, Inc., Harman International Industries and The Procter & Gamble Company, and he is active in many non-profit institutions that focus on education, health and development. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. As a global airline, his experience in the U.S. and abroad advising other global firms is very beneficial. His background and experience make him an effective member of the Board and its Audit Committee.

Alberto Ibargüen (Age 66)
First elected a director in 2008

Mr. Ibargüen has served as President and Chief Executive Officer of the John S. and James L. Knight Foundation since July 2005. In this role, he has led the foundation’s support of journalism and civic advancement in 26 U.S. communities. Previously, Mr. Ibargüen served as Chairman of Miami Herald Publishing Co. from 1998 to 2005, a Knight Ridder subsidiary, and as publisher of The Miami Herald and of El Nuevo Herald. He therefore brings extensive media, philanthropic, strategic, and executive leadership experience to the Board. He is a director of PepsiCo, Inc., and is Chairman of the Board of the Newseum in Washington, D.C. and of the World Wide Web Foundation, based in Switzerland. He previously served as a director of NCL Corporation Ltd. and on the Advisory Committee of the Public Company Accounting Oversight Board. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. He is a resident of Miami, Florida, one of our largest and most important markets. His background and experience make him an effective member of the Board and its Audit and Diversity committees.

Ann M. Korologos (Age 68)
First elected a director in 1990

Mrs. Korologos held several important posts in the U.S. government, including U.S. Secretary of Labor from 1987 to 1989, and Under Secretary of the Department of Interior and Assistant Secretary of the Treasury before that. She most recently served as Chairman of the Board of Trustees of RAND Corporation, an international public policy research organization, from April 2004 to April 2009. She has served as Chairman Emeritus of The Aspen Institute since August 2004, where she has served on its Board of Trustees since 1989. She also was Senior Advisor for Benedetto, Gartland & Company from 1996 to 2005. With her leadership roles in political, financial and other fields, Mrs. Korologos brings to our Board extensive public policy, financial, strategic and executive leadership experience. Mrs. Korologos is also a director of Harman International Industries, Host Hotels & Resorts, Inc., Vulcan Materials Company and Kellogg Company. She previously served as a director of Fannie Mae, Host Marriott Corporation and Microsoft Corporation. Her experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. She is a resident of Washington, D.C., one of our important markets. Her background and experience make her an effective member of the Board and its Diversity Committee.

Michael A. Miles (Age 70)
First elected a director in 2000

Since 1995, Mr. Miles has been a Special Limited Partner and a member of the Advisory Board of Forstmann Little & Co., a New York-based private equity firm. Previously, he was Chairman and Chief Executive Officer of Philip Morris Companies Inc. from 1991 until his retirement in 1994, and he served as Chairman and Chief Executive Officer of Kraft Foods, Inc. before that. With roles at these and other companies, he brings extensive business, financial, strategic and executive leadership experience to the Board. Mr. Miles is also a director of Citadel Broadcasting Corporation and Time Warner Inc., and he previously served as a director of Dell Inc., Morgan Stanley and Sears Holdings Corporation. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. He also resides in the Chicago area, one our largest and most important markets. His background and experience make him an effective member of the Board and its Compensation Committee and a strong Chairman of that committee.

Philip J. Purcell (Age 66)
First elected a director in 2000

Mr. Purcell became President and Chief Operating Officer of Dean Witter in 1982. He was Chairman and Chief Executive Officer of Dean Witter Discover & Co. from 1986 until it acquired Morgan Stanley in 1997. He then served as Chairman and CEO of Morgan Stanley until he retired in July 2005. Mr. Purcell has been the President of Continental Investors, LLC, a Chicago-based private equity firm, since January 2006. With his leadership roles at major financial services companies and a private equity firm, Mr. Purcell has extensive financial, capital markets, strategic and executive leadership experience. He also previously served as a director of the New York Stock Exchange, including as its Vice Chairman during 1995 and 1996. His experience as a chairman and director of these and other companies provides important insights into corporate governance and board functions. He also resides in the Chicago area, one our largest and most important markets. His background and experience make him an effective member of the Board and its Compensation and Nominating/Corporate Governance committees.

Ray M. Robinson (Age 62)
First elected a director in 2005

Mr. Robinson started his career at AT&T in 1968, and prior to his retirement from AT&T in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and CEO of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Senior Vice President of AT&T Outbound Services and Vice President of AT&T Public Relations. Since 2003, Mr. Robinson has served as Chairman of Citizens Trust Bank of Atlanta, Georgia, the largest African American-owned bank in the southeast U.S. and the nation’s second largest. With his numerous executive leadership positions, Mr. Robinson has extensive technology, banking, communications, strategic and executive leadership experience. Mr. Robinson is also a director of Aaron Rents, Inc., Acuity Brands, Inc. and Avnet, Inc., and he previously served as a director of ChoicePoint and Mirant Corporation. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. He resides in the Atlanta, Georgia area, an important business center, where he has been Vice Chairman of the East Lake Community Foundation since November 2003. His background and experience make him an effective member of the Board and its Audit and Nominating/Corporate Governance committees.

Dr. Judith Rodin (Age 65)
First elected a director in 1997

Dr. Rodin has served as President of The Rockefeller Foundation since March 2005. The foundation, founded in 1913, supports efforts to combat global social, economic, health and environmental challenges. From 1994 to 2004, Dr. Rodin led the University of Pennsylvania through a period of significant growth as its President. Before that, at Yale University she chaired the Department of Psychology, served as Dean of the Graduate School of Arts and Sciences and Provost, and she was a faculty member for 22 years. As the leader of important philanthropic and higher learning institutions, Dr. Rodin has extensive educational, philanthropic, strategic and executive leadership experience. Dr. Rodin is also a director of Citigroup Inc. and Comcast Corporation, and she previously served as a director of Aetna, Inc. Her experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. She is a resident of New York City, one of our most important markets. Her background and experience make her an effective member of the Board and its Compensation Committee.

Matthew K. Rose (Age 51)
First elected a director in 2004

Mr. Rose has been the Chairman, President and Chief Executive Officer of Burlington Northern Santa Fe Corporation, one of the country’s largest freight railways, since 2002. Before serving as its chairman, Mr. Rose held several leadership positions there and at its predecessors, including President and Chief Executive Officer from 2000 to 2002, President and Chief Operating Officer from 1999 to 2000, and Senior Vice President and Chief Operations Officer from 1997 to 1999. As the chairman, president and CEO of a major transportation company, Mr. Rose brings to the Board extensive business, financial, strategic and executive leadership experience in the transportation industry. He previously served as a director of Centex Corporation. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. He lives in the Dallas-Fort Worth area, where our headquarters and principal hub are located. His background and experience make him an effective member of the Board and its Compensation Committee.

Roger T. Staubach (Age 68)
First elected a director in 2001

Mr. Staubach founded The Staubach Company, a large commercial real estate firm until its merger with Jones Lang LaSalle Incorporated in July 2008. He has served as a director and as Executive Chairman, Americas, of Jones Lang LaSalle Incorporated since the merger. Prior to that, he served as Executive Chairman of The Staubach Company from July 2007 to July 2008, and Chairman and Chief Executive Officer from 1982 to June 2007. A graduate of the United States Naval Academy in 1965, Mr. Staubach served four years as an officer in the U.S. Navy, and he played professional football from 1969 to 1979 with the Dallas Cowboys. Through his service as chairman and/or CEO of two large commercial real estate firms, Mr. Staubach has extensive real estate, business, strategic and executive leadership experience. Mr. Staubach is also a director of Cinemark Holdings, Inc., and he previously served as a director of McLeod USA Incorporated. His experience as a director of these and other companies provides important insights into corporate governance and board functions. He lives in the Dallas-Fort Worth area, where our headquarters and principal hub are located. His background and experience make him an effective member of the Board and the Diversity Committee and a strong Chairman of that committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Majority Voting

Under the Board of Directors Governance Policies, any nominee for director who receives a greater number of votes “WITHHELD” than votes “FOR” in an uncontested election will be required to tender his or her resignation promptly to the Nominating/Corporate Governance Committee. After taking into account our best interests and the best interests of the stockholders, the committee will recommend to a special committee of independent directors of the Board whether to accept the tendered resignation or to take some other action. Nominees receiving a majority of withheld votes will not be eligible to sit on this special committee. The special committee will have 90 days from the date of the election to consider the Nominating/Corporate Governance Committee’s recommendation and determine whether to accept the tendered resignation or take some other action. Thereafter, we will publicly disclose the special committee’s decision. This is a summary of the director resignation procedure. The entire procedure is in Section 18 of the Board’s Governance Policies, which are available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

Number of Board of Directors Meetings; Attendance at Board of Directors, Committee and Annual Meetings

We generally hold nine regular meetings of the Board of Directors per year, and schedule special meetings when required. In 2009, the Board held nine regular meetings and seven special meetings. During 2009, each director attended at least 75% of the sum of the total number of meetings of the Board and each committee of which he or she was a member. We encourage each director to attend the annual meeting. Last year, all of our directors attended the annual meeting.

Self-Assessment

The Board and its standing committees conduct a self-assessment of their effectiveness each year.

Standards of Business Conduct for Employees and Directors

We have written standards for business conduct that are applicable to all our employees. We designed our Standards of Business Conduct to help employees resolve ethical issues in an increasingly complex business environment. The Standards of Business Conduct apply to all our employees, including the Chief Executive Officer, the Chief Financial Officer, the General Counsel and Chief Compliance Officer, the Controller, the Treasurer, the Corporate Secretary and the General Auditor. The Standards of Business Conduct cover several topics, including conflicts of interest, full, fair, accurate, timely and understandable disclosure in Securities and Exchange Commission (“SEC”) filings, confidentiality of information and accountability for adherence to the Standards of Business Conduct, prompt internal reporting of violations of the Standards of Business Conduct, and compliance with laws and regulations. A copy of the Standards of Business Conduct is available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

The Board of Directors has adopted a Code of Ethics and Conflicts of Interest Policy for the Board. It is designed to help the directors recognize and resolve ethical issues and to identify and avoid conflicts of interest. A copy of the Code of Ethics and Conflicts of Interest Policy is available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link. We may post amendments to, or waivers of, the provisions of the Standards of Business Conduct and the Code of Ethics and Conflicts of Interest Policy for any director or executive officer on this website.

Executive Sessions

Our non-employee directors meet regularly throughout the year in executive session (without the presence of any management employee, including our Chief Executive Officer). In 2009, the non-employee directors held eight such executive sessions. The Lead Director chairs the executive sessions. Executive sessions may be scheduled by the Lead Director, the Chairman of the Nominating/Corporate Governance Committee, or at the request of the Board. See “Board Leadership Structure” below for more details.

Board Leadership Structure

The Board believes it is in the best interests of the stockholders and the Company that the Board have the flexibility to select the best director to serve as Chairman at any given time, regardless of whether that director is an independent director or the Chief Executive Officer. Consequently, the Board’s Governance Policies allow the Board to determine whether to separate or combine the roles of the Chairman and Chief Executive Officer at any time. Using this flexibility, in April 2003 the Board separated the roles of the Chairman and Chief Executive Officer when Mr. Arpey became the Chief Executive Officer and President. In May 2004, the Board asked Mr. Arpey to also serve as Chairman, at which time the Board appointed an independent director to serve as Lead Director.

The Board strongly believes that the most effective Board leadership structure at this time is for Mr. Arpey to serve both as our Chairman of the Board and our Chief Executive Officer. Mr. Arpey is responsible for both the day-to-day operations of the Company and the execution of the Company’s strategies. Since these topics are an integral part of our Board discussions, Mr. Arpey is the director best qualified to chair those discussions. His vast knowledge of the Company and the airline industry are critical to Board discussions and our success. The Board believes that he is an effective leader of the Company and the Board, and combining the roles has served the Company well.

No single leadership model is right for all companies, and the Board recognizes that depending upon the circumstances, other leadership structures, such as a separate independent Chairman, might be appropriate. The Board therefore periodically reviews its leadership structure.

Since the Board combined the roles of Chairman and Chief Executive Officer in 2004, the Board has also appointed strong independent directors to serve as Lead Director. Mr. Codina has served as our Lead Director since 2007. The Lead Director has frequent contact with Mr. Arpey and the other members of our senior management throughout the year. As provided in the Board’s Governance Policies, the responsibilities of the Lead Director are determined by the independent directors from time to time. Those responsibilities include:

•	presiding at Board meetings when the Chairman is not present, including executive sessions of the independent directors

•	serving as a liaison between the Chairman and the independent directors (although the independent directors are encouraged to communicate freely with the Chairman)

•	approving Board meeting agendas and schedules in collaboration with the Chairman and with input from the other directors

•	calling meetings of the independent directors

Evaluation of the Chief Executive Officer

Each year, the Chairman of the Nominating/Corporate Governance Committee leads the independent directors in an executive session to assess the Chief Executive Officer’s performance. The results of this review are discussed with the Chief Executive Officer.

Continuing Education

We encourage our directors to attend seminars, conferences and external director education programs relating to, among other things, board governance practices and the functioning of the Board’s principal committees. We also conduct a comprehensive orientation process for new directors. In addition, directors receive continuing education through educational sessions at meetings and mailings between meetings. We hold periodic training sessions for the Audit Committee and invite the other directors and executive officers to these sessions. We reimburse the directors for any costs associated with these seminars and conferences, including related travel expenses.

Director Access to Management and Independent Advisers

Independent directors have direct access to members of management whenever they deem it necessary. In accordance with NYSE listing standards, each of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee has the authority to retain its own independent advisers at our expense. The independent directors and the Diversity Committee can also retain their own independent advisers at any time and at our expense.

Risk Oversight

We have an enterprise risk management program. Under this program, we regularly assess our risks and the risk management measures undertaken by our primary operating groups. The leader of each operating group is responsible for incorporating risk assessment and management into that organization’s business processes, and our senior management team frequently reviews their efforts. While the responsibility for our risk assessment and management lies with our senior management team, the Board also provides oversight of our risk management function in several ways, depending upon the type of risk. For example, our strategic, financial and operations risks are frequently reviewed and discussed by the full Board. The Board’s standing committees also consider the risks within their area of responsibilities. The Audit Committee reviews our risk assessment and management policies and oversees risks relating to accounting matters, financial reporting, legal and regulatory compliance, ethics and other matters. In fulfilling these responsibilities, the committee meets regularly with our Chief Financial Officer, General Counsel and Chief Compliance Officer, General Auditor and external auditor, and frequently receives reports in these areas from them and other members of our management team. As described below, the Compensation Committee oversees risks relating to our compensation programs. The Nominating/Corporate Governance Committee reviews risks related to director and officer succession planning and our corporate governance programs and policies. The committee also receives regular reports from our Chief Executive Officer, General Counsel and Chief Compliance Officer, and Corporate Secretary to help monitor these risks. The Diversity Committee reviews risks related to our diversity policies and practices in several areas, and meets frequently with members of management to support this role, including our Senior Vice President of Human Resources and our Vice President of Diversity and Leadership Strategies. The reports prepared for the meetings of the Board’s standing committees are sent to all of the directors, and the chair of each committee gives a report to the full Board following each committee meeting. We believe that this division of risk oversight ensures that oversight of each type of risk falls to the particular directors most qualified to oversee it. It also promotes Board efficiency because Board committees are able to select the most important risk-related issues for full Board consideration.

We also assessed whether our employee compensation policies and practices create risks that are reasonably likely to have a material adverse impact on us. In doing so, we considered that our executive compensation programs are designed with what we believe is an appropriate focus on both our short-term and long-term performance. We also considered risk mitigation elements of these programs. For example, our incentive plans are tied to broad measures of Company performance that cannot be directly influenced by individual employees, such as pre-tax earnings and shareholder return. Also, our short term incentive awards are capped, and our long-term awards vest over periods of three to five years. We have also adopted a recoupment policy, which is described in “Recoupment Policy” on page 32. With the assistance of its consultants and our Chief Executive Officer and Senior Vice President of Human Resources, we discussed the assessment’s findings with the Compensation Committee.

Contacting the Board of Directors

The Board has adopted procedures for written communications between the directors and employees, stockholders and other interested third parties. These procedures are available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link. To contact the Lead Director, a standing committee of the Board, the Board as a whole or any individual director, a person should write to the following address:

AMR Corporation
The Board of Directors
P.O. Box 619616, MD 5675
Dallas/Fort Worth International Airport, Texas 75261-9616

Under those procedures, our General Counsel and Chief Compliance Officer and Corporate Secretary review the communications with the Lead Director, another director or committee, or an executive officer, in each case depending on the facts and circumstances outlined in the communication. For example, we review letters concerning a stockholder nominee with the Nominating/Corporate Governance Committee. We review complaints regarding accounting or internal accounting controls with the Audit Committee and the General Auditor. The Nominating/Corporate Governance Committee frequently reviews with senior management the number and types of stockholder communications received; the nature of the communications; the responses sent; and, as applicable, the ultimate outcome of any communication.

BOARD COMMITTEES

The Board of Directors has standing Audit, Compensation, Diversity and Nominating/Corporate Governance committees. All members of the Audit Committee are independent in accordance with the listing standards of the NYSE, the requirements of the SEC, and the Board’s Governance Policies. In addition, all members of the Compensation, Diversity and Nominating/Corporate Governance committees are independent in accordance with the NYSE listing standards and the Board’s Governance Policies. No member of the Audit, Compensation, Diversity or Nominating/Corporate Governance committees is a current or former employee or officer of the Company or any of our affiliates. The committees on which the members of the Board (other than Mr. Arpey) serve as of April 21, 2010 are shown in the chart below.

Nominating /
Corporate
	Audit	Compensation	Diversity	Governance
Director	Committee	Committee	Committee	Committee
John W. Bachmann	✓(Chair)		✓
David L. Boren		✓		✓(Chair)
Armando M. Codina				✓
Rajat K. Gupta	✓
Alberto Ibargüen	✓		✓
Ann M. Korologos			✓
Michael A. Miles		✓(Chair)
Philip J. Purcell		✓		✓
Ray M. Robinson	✓			✓
Judith Rodin		✓
Matthew K. Rose		✓
Roger T. Staubach			✓(Chair)
Number of Committee Meetings in 2009:	9	5	4	6

Each committee has a charter that details its responsibilities. These charters are available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

Nominating/Corporate Governance Committee Matters

The functions of the committee include:

•	Establishing and implementing appropriate processes for the Board and its standing committees

•	Recommending candidates for officer positions and, with the Chief Executive Officer, reviewing our succession planning

•	Proposing a slate of directors for election by the stockholders at the annual meeting

•	Nominating candidates to fill any vacancies on the Board

•	Determining the optimal size of the Board

•	Reviewing and setting the compensation of directors

•	Considering the qualifications of stockholder and self-nominated director nominees

•	Developing and reviewing the Board’s Governance Policies

•	Monitoring and reviewing succession planning for the Chief Executive Officer

•	Reviewing any proposed changes to our certificate of incorporation, our bylaws, and the charters of the Board’s standing committees

•	Reviewing stockholder proposals for the annual meeting and our responses to them

•	Reviewing transactions with related persons

•	Determining director independence under applicable rules and the Board’s Governance Policies

Director Nominees

As noted above, the committee is responsible for recommending nominees for election to the Board. To fulfill this role, the committee annually reviews the optimal size of the Board and its composition to determine if any additional skills, qualifications or areas of expertise are needed. To be considered for nomination to the Board, a candidate must:

•	have unquestioned integrity

•	have a well established record in business, finance, government relations, academics or the sciences

•	have the ability to devote substantial time to the Board and at least one of the Board’s standing committees

When assessing a candidate’s qualifications (including a self-nominee or a candidate nominated by a stockholder), the committee considers, among things:

•	the number of other boards on which the candidate serves, including public, private and not-for-profit boards

•	other business and professional commitments of the candidate

•	the Board’s need at that time for directors having certain skills and experience

•	the potential for any conflicts between our interests and the interests of the candidate

•	the candidate’s ability to fulfill our director independence standards

•	the candidate’s ability to add value to the work of our Board committees

Under our Director Nominating Policies, the committee also considers each director nominee’s contribution to the diversity of the Board. In doing so, the committee considers diversity in the broadest sense, taking into account race, gender, geographic residence and professional background. This focus on diversity has produced a Board with two Hispanic members, one Asian member, one African American member, and two female members. In addition, our Board members come from diverse geographical locations and have diverse professional backgrounds, including banking and financial services, education, real estate, consulting, media, government, philanthropic, public policy, investment banking, private equity and transportation. On an annual basis, the committee reviews with the Board its assessment of the skills and characteristics appropriate for outside Board members. The goal of this assessment is to determine if the needs of the Board, including diversity, are being met by the current members of the Board.

The committee considers all of these factors when determining whether to recommend a candidate for a director position. The committee from time to time has used a search firm to help identify suitable candidates for director positions, although one is not retained at present.

The committee will consider stockholder nominees for election to the Board at an annual meeting or if a vacancy exists on the Board. In 2009, there were no stockholder nominees for election to the Board. See “Other Information,” beginning on page 59, for further details regarding submitting nominations for director positions.

Director Independence; Board of Directors Governance Policies

The Board has approved the Board’s Governance Policies, which govern many of the Board’s procedures and protocols. The policies are available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

Among other things, the Board’s Governance Policies establish the standards for director independence. In general, the policies provide that a director is independent if the director has no direct or indirect material relationship with us. A relationship is “material” if it would interfere with the director’s independent judgment. The policies include guidelines to assist the committee in determining whether a relationship is material. In general, the guidelines provide that a director is not independent if:

•	We have employed the director or an immediate family member of the director as an executive officer during the last three years

•	The director is a current partner or employee of a firm that is the Company’s internal or external auditor

•	The director has an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor

•	The director has an immediate family member who is a current employee of a firm that is the Company’s internal or external auditor and personally works on the Company’s audit

•	The director (or an immediate family member) has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company, other than retainers, fees and benefits for serving as a director of the Company

•	The director (or an immediate family member) is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on that other company’s compensation committee

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues

This is a summary of the Board’s independence guidelines, which also incorporate any additional requirements of the SEC and the NYSE. A complete list of the guidelines and principles are in the Board’s Governance Policies. The committee has determined, and the Board has agreed, that Mrs. Korologos, Dr. Rodin, and Messrs. Bachmann, Boren, Codina, Gupta, Ibargüen, Miles, Purcell, Robinson, Rose and Staubach are all independent in accordance with the Governance Policies. In making these determinations, the Board considered information submitted by the directors in response to questionnaires, information from our records and advice from counsel. Because Mr. Arpey is one of our employees, he is not considered independent.

Transactions with Related Persons

The Board has adopted a written policy for the review, approval or ratification of related party transactions. Our policy defines a related party transaction generally as a transaction or series of related transactions involving the Company totaling $120,000 or more and in which any of the following persons has a direct or indirect material interest: (a) our directors or nominees for director; (b) our executive officers; (c) persons owning five percent or more of our outstanding stock at the time of the transaction; or (d) the immediate family members of our directors, nominees for director, executive officers, or five percent stockholders. The Board has determined that certain interests and transactions are by their nature not material and are not subject to the policy.

The policy requires that the committee review and approve or ratify related party transactions with the assistance of our General Counsel and Chief Compliance Officer or Corporate Secretary. In its review, the committee considers, among other factors: (a) the size of the transaction and the amount of consideration payable to or receivable by the related party; (b) the nature of the interest of the related party; and (c) whether the transaction may involve a conflict of interest.

Audit Committee Matters

The functions of the committee include:

•	Selecting, retaining, compensating and overseeing our independent auditors

•	Approving in advance the services rendered by, and the fees paid to, our independent auditors

•	Monitoring compliance with our Standards of Business Conduct

•	Periodically reviewing the organization and structure of our Internal Audit department

•	Reviewing:

○	the scope and results of the annual audit, including our independent auditors’ assessment of internal controls

○	quarterly financial information with representatives of management and the independent auditors

○	our consolidated financial statements

○	the scope of non-audit services provided by our independent auditors

○	our periodic filings (Forms 10-K and 10-Q) filed with the SEC, including the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

○	our earnings releases

○	our risk management policies

○	other aspects of our relationship with our independent auditors, including a letter on the independence of our auditors

•	Establishing procedures to deal with accounting or auditing complaints or concerns

At its meetings in 2009, the committee reviewed, among other things, the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, periodic filings on Form 10-K and Form 10-Q, the qualifications and independence of Ernst & Young LLP, the performance of our internal audit function, the status of the internal controls audit required by Section 404 of the Sarbanes-Oxley Act of 2002, the performance of the independent auditors, and other significant financial matters.

Each member of the committee is an independent director as defined in the NYSE listing standards and the rules and regulations of the SEC. Also, each member of the committee fulfills the independence standards established under the Board’s Governance Policies and has been determined to be financially literate. The Board has concluded that Mr. Bachmann qualifies as an audit committee financial expert under SEC rules and regulations and has the requisite financial management expertise required by the NYSE listing standards. The Board believes that other members of the committee may also meet these qualifications.

Audit Committee Report

Throughout 2009, the Audit Committee met and held discussions with our management and with Ernst & Young, our independent auditor. Several of the discussions between the committee and Ernst & Young were in private, with no members of our management present. The committee also met privately with our General Auditor several times during 2009. Among other things, the committee reviewed and discussed our audited consolidated financial statements with management, our General Auditor, and Ernst & Young during these meetings.

The committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board. The committee has also discussed with Ernst & Young the firm’s independence.

In reliance upon the reviews and discussions noted above, the committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Subject to stockholder approval at the 2010 annual meeting, the committee has also selected Ernst & Young as our independent auditors for 2010 (see proposal 2).

Audit Committee of AMR Corporation:

John W. Bachmann, Chairman
Rajat K. Gupta
Alberto Ibargüen
Ray M. Robinson

Independent Auditor’s Fees

The following table reflects the aggregate fees paid to Ernst & Young for audit services rendered in connection with the consolidated financial statements, reports for fiscal years 2008 and 2009, and for other services rendered during fiscal years 2008 and 2009 on our behalf:

	(amounts in thousands)
	2009	2008

Audit Fees	$2,570	$2,578
Audit-Related Fees	1,258	819
Tax Fees	188	171
All Other Fees	0	0

Total Fees	$4,016	$3,568

Audit Fees:  Consists of fees billed for professional services rendered for (a) the audit of our consolidated financial statements; (b) the audit of internal control over financial reporting; (c) the review of the interim condensed consolidated financial statements included in quarterly reports; (d) services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation; and (e) consultations concerning financial accounting and reporting standards.

Audit-Related Fees:  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include (a) employee benefit plan audits; (b) auditing work on proposed transactions; (c) attest services that are not required by statute or regulation; and (d) consultations concerning financial accounting and reporting standards that do not impact the annual audit.

Tax Fees:  Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to (a) federal, state and international tax compliance; (b) assistance with tax audits and appeals; (c) expatriate tax services; and (d) assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

All Other Fees:  There were no fees for other services not included above.

In selecting Ernst & Young as our independent auditors for the fiscal year ending December 31, 2010, the committee has considered whether services other than audit and audit-related services provided by Ernst & Young are compatible with maintaining the firm’s independence.

The committee pre-approves all audit and permissible non-audit services provided by Ernst & Young, including audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and includes an anticipated budget. In addition, the committee may also pre-approve particular services on a case-by-case basis. The committee has delegated pre-approval authority to its chairman. Under this delegation, the chairman must report any pre-approval decision by him to the committee. The committee pre-approved all such audit, audit-related and permissible non-audit services in 2008 and 2009 in accordance with these procedures.

Diversity Committee Matters

The functions of the committee include:

•	Providing oversight, counsel and guidance to senior management at American Airlines, our other subsidiaries and the Board on issues related to diversity and inclusion, including:

○	Equal employment opportunity policies

○	Hiring practices

○	Employee retention issues

○	Corporate procurement decisions, including our Supplier Diversity Program

○	Work environment

•	Monitoring and overseeing the development and implementation of diversity policies, programs and procedures to ensure that they are appropriate to, and assist in the fulfillment of, our responsibilities to our internal and external minority constituencies

•	Exploring a wide spectrum of our operations to help us promote our diversity efforts

Compensation Committee Matters

Functions

The functions of the committee include:

•	Formulating and approving the compensation and benefit programs for our officers and the officers of our subsidiaries

•	Approving the compensation of our Chief Executive Officer

•	Approving and monitoring our annual incentive program and our stock-based and other compensation programs

•	Determining performance measures under our various compensation programs

•	Determining amounts to be paid under our compensation and benefits programs

•	Retaining compensation consultants to perform an annual review of executive compensation

Processes and Procedures

The committee acts on behalf of the Board and approves the compensation of all of our officers, including the named executive officers. This responsibility includes establishing and implementing our executive compensation objectives, such as linking each named executive officer’s compensation to our short-term and long-term strategic, financial and operational goals. The committee also determines the performance measures established for performance-based awards for our officers and, where the performance measures are subjective, whether we have met those performance measures and the amounts payable under those awards. The committee reviews and has authority to approve employment and change in control agreements and incentive awards for our officers, including performance shares, deferred shares, stock appreciation rights and career performance shares.

The committee is responsible for the administration of our executive compensation program. The committee delegates authority for the day-to-day administration of the program to our Senior Vice President of Human Resources and our Human Resources department, but the committee does not delegate compensation determinations for our officers.

The committee meets regularly throughout the year to review general compensation issues and to monitor the compensation of our officers. In 2009, the committee directly engaged two external compensation consultants, Hewitt Associates and Deloitte Consulting, to help the committee fulfill its responsibilities. Hewitt Associates provided compensation benchmarking services for our officers. Deloitte Consulting provided assistance on competitive pay benchmarking for our officers, incentive plan design, performance metrics analysis, peer group selection, and other executive compensation advice. Deloitte Consulting also helped us design our 2009 Long Term Incentive Plan and made compensation recommendations for our named executive officers. At the committee’s direction, the compensation consultants assisted Mr. Arpey and our Senior Vice President of Human Resources in preparing their compensation recommendations for our named executive officers. In 2009, we paid Deloitte Consulting fees of $148,050 for the executive compensation assistance the firm provided the committee. Deloitte Consulting and some of its affiliates also provided additional services to the Company in 2009 unrelated to the services they provided the committee, such as tax services. We paid them aggregate fees of approximately $3,346,680 for these additional services. Management made the decision to engage Deloitte Consulting and its affiliates for these additional services in the ordinary course of business. We discussed the additional services with the committee, but the committee was not asked to formally approve them. The employees providing the additional services were not the employees who advised the committee. The committee believes that these relationships do not impair the independence or objectivity of Deloitte Consulting or the employees advising the committee. The committee, however, decided not to use Deloitte Consulting as its compensation consultant for 2010 and terminated the firm’s engagement in March 2010.

For executives other than the Chief Executive Officer, the committee makes compensation decisions with, and frequently based upon the recommendation of, the Chief Executive Officer and our Senior Vice President of Human Resources. The committee also reviews and considers comparative market data provided by Hewitt Associates. The committee makes all determinations related to the Chief Executive Officer’s compensation with the assistance, when appropriate, of our Lead Director, Hewitt Associates and Deloitte Consulting.

The Nominating/Corporate Governance Committee is responsible for determining compensation for the Board of Directors. See “Director Compensation,” beginning on page 53, for further details regarding the Nominating/Corporate Governance Committee’s role in this determination.

The “Compensation Discussion and Analysis” below provides further details regarding our compensation objectives and programs, including information regarding the Compensation Committee’s annual compensation review, the types of compensation awards it uses, and the manner in which it determines the size and terms of compensation awards.

Compensation Committee Interlocks and Insider Participation

Dr. Rodin and Messrs. Boren, Miles, Purcell and Rose were the members of the Compensation Committee during 2009. None of the members of the committee was at any time during 2009, or at any other time, one of our officers or employees. No executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of our Compensation Committee or Board.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of the material elements and objectives of our executive compensation program. Our named executive officers in 2009 were:

Gerard J. Arpey, Chairman, President and Chief Executive Officer of AMR Corporation and American Airlines

Thomas W. Horton, Executive Vice President – Finance and Planning and Chief Financial Officer of AMR Corporation and American Airlines

Daniel P. Garton, Executive Vice President – Marketing of AMR Corporation and American Airlines

Robert W. Reding, Executive Vice President – Operations of AMR Corporation and American Airlines

Gary F. Kennedy, Senior Vice President, General Counsel and Chief Compliance Officer of AMR Corporation and American Airlines

Please read this discussion with “Executive Compensation” beginning on page 34.

Executive Summary

Below are some of the highlights of our named executive officer compensation program in 2009:

•	No base salary increases. Due to the financial difficulties facing us and the airline industry in general, we decided to forego annual base pay increases for our front-line employees and officers. Consistent with that approach, we decided that none of the named executive officers would receive a base salary increase in 2009.

•	No increases to total potential compensation levels. For the same reasons, we decided not to increase the total target compensation that each of our named executive officers was eligible to earn in 2009.

•	Change in the mix of long-term incentive awards. Over the ten years 1999 through 2008, volatility in our stock price has caused large variations from the targeted value of our long-term equity incentive awards, such as performance shares and stock appreciation rights. To reduce these large swings, we changed the mix of the targeted values of the long-term incentive awards to our named executive officers as follows: (i) we increased the percentage represented by deferred shares from 20% to 30%; (ii) we increased the percentage represented by stock appreciation rights from 30% to 35%; and (iii) we decreased the percentage represented by performance shares (including for Mr. Arpey, career performance shares) from 50% to 35%.

•	Payout of 2006/2008 Performance Share Plan. In April 2009, we determined the payout under our 2006/2008 Performance Share Plan. Based on our total shareholder return (“TSR”) rank of 4th place among a group of competitor airlines, we paid 75% of the shares originally awarded.

•	No payment under financial component of our Annual Incentive Plan. Because we did not meet the pre-tax earnings threshold of our Annual Incentive Plan in 2009, we did not make any payment under the financial component of the plan.

Our Compensation Objectives and Philosophy

We designed our executive compensation program to support our business strategy, promote long-term growth, and align our executives’ decisions with the long-term interests of our stockholders.

With this in mind, the principal objectives of our executive compensation program are to:

•	provide compensation that enables us to attract, motivate, reward and retain talented executives

•	reward achievement of our goals

•	sustain a pay for performance approach in which variable or “at risk” compensation is a substantial portion of each executive’s compensation

•	link our compensation programs with the interests of our stockholders through long-term stock-based compensation

Consistent with these objectives, an average of 70% of the total potential pay we awarded to our named executive officers in 2009 was in the form of long-term stock-based compensation. These awards are considered at risk because the amount of compensation that our executives ultimately receive depends on our stock price or achieving financial and operating measures. While we believe this aligns the interests of our named executive officers and our stockholders, it can also lead to actual realized compensation below market when our stock price declines for general economic or industry reasons, as has been the case the past few years.

The discussion in the sections below describes the efforts of the Compensation Committee to address these issues.

The Process We Use to Determine Compensation

Each year, the Compensation Committee conducts a comprehensive review of our executive compensation program. As part of this review, the committee uses several tools to structure our compensation programs to meet our objectives. These tools include benchmarking, peer group analysis, internal equity data, tally sheets, and input from Mr. Arpey, each of which is discussed further below. Please also see “Processes and Procedures,” beginning on page 21, for further details regarding the administration of our executive compensation program.

Benchmarking and Peer Group Analysis

The Compensation Committee believes that it is important that our executive compensation program is both in line with other airlines and sufficiently competitive to retain our named executive officers and attract talent from other industries when needed. Consequently, the committee reviewed the following reports in 2009:

(1)	A peer group analysis prepared by our Human Resources department. This analysis compared the compensation of each of our named executive officers to compensation paid to each of their peers at AirTran Airways, Alaska Air Group, Continental Airlines, Delta Air Lines, JetBlue Airways, Southwest Airlines, United Airlines and US Airways (the “Peer Group”).

(2)	A competitive market analysis from Hewitt Associates comparing the compensation of each of our named executive officers to the compensation paid to each of their peers at 27 companies in the cross-industry comparator group shown below (the “Comparator Group”). These companies were selected from Hewitt’s database of participating survey companies because we share one or more of the following characteristics: (a) comparable revenue size (with our revenue being approximately at the median); (b) operations in multiple locations across the United States; (c) similar labor requirements; (d) headquarters in the Dallas-Fort Worth area; and (e) comparable management structures so that job comparisons are meaningful. The companies in the Comparator Group for 2009 were:

3M Company Alcoa Inc. The Boeing Company Burlington Northern Santa Fe Corporation Caterpillar Inc. The Coca Cola Company Deere & Company FedEx Corporation General Dynamics Corporation	The Goodyear Tire & Rubber
    Company
H.J. Heinz Company
Honeywell International, Inc.
J.C. Penney Corporation, Inc.
Johnson Controls, Inc.
Kimberly-Clark Corporation
Lockheed Martin Corporation Motorola, Inc.
Northrop Grumman Corporation	Raytheon Company Sara Lee Corporation Target Corporation UAL Corporation United Parcel Service, Inc. United Technologies Corporation Weyerhaeuser Company Whirlpool Corporation Xerox Corporation

Executive pay at other airlines has been highly variable during the past decade. Due to bankruptcy proceedings, executives at several airlines in the Peer Group did not receive equity grants for several years. However, most of these airlines granted substantial equity awards to their management teams following their emergence from bankruptcy. To help smooth out this variability and provide more meaningful comparisons, the Peer Group analysis in 2009 included both granted and realized pay and averages of each over the last three years.

The Compensation Committee did not target a specific pay level or rank among the Peer Group. Because we avoided bankruptcy and maintained a consistent approach in setting pay and granting equity awards over the past several years, the committee’s objective in its Peer Group analysis instead was to ensure that our named executive officers’ realized compensation was generally in line with the Peer Group. The Peer Group analysis showed that the realized pay for our named executive officers was the fourth highest among the eight airlines for 2008, and the second highest for the period 2006 through 2008. Based on this information, the committee determined that our named executive officer compensation was in line with the Peer Group.

The Compensation Committee’s Comparator Group analysis focused on both annual total compensation and each pay element – base, short-term incentive and long-term incentive pay. For each of our named executive officers, the committee generally targeted the median total compensation for similar positions at companies in the Comparator Group. However, for Mr. Arpey, the committee benchmarked his pay to the average of the median chief executive officer pay in the Comparator Group and the Peer Group. His compensation remains significantly below the median of the CEOs in the Comparator Group. Also, the committee benchmarked Mr. Garton’s pay to two positions in the Comparator Group analysis – the head of marketing and the chief financial officer. The committee did this because of his (a) contributions and broad skill set; (b) oversight of a large operating group, our flight attendants, in addition to his marketing responsibilities; and (c) prior experience as a chief financial officer of a company in the airline industry.

Internal Equity

The committee also considered internal pay equity among the named executive officers, particularly among Messrs. Horton, Garton and Reding, who are all Executive Vice Presidents. The committee did not target specific pay ratios among the named executive officers or between them and other officers, but instead tried to keep their total compensation and each pay element in line with the others.

Tally Sheets

To better understand the impact of its decisions on our named executive officers’ total compensation, the Compensation Committee also analyzed tally sheets during its 2009 review. The tally sheets quantified all material components of their compensation during the preceding five years. The components analyzed included: (a) annual base salary and bonuses; (b) outstanding equity awards and their value; (c) compensation actually realized; (d) retirement benefits; (e) potential termination of employment benefits (or payments); and (f) change in control payments under different scenarios.

Role of the Chief Executive Officer in Setting Compensation

Mr. Arpey regularly attends Compensation Committee meetings. At those meetings, he provides his perspective on the performance of the other named executive officers. He also provides other subjective considerations that may influence the committee’s compensation decisions for them, such as retention, succession planning, and critical personnel and business needs. Because Mr. Arpey has direct knowledge of each officer’s performance and contributions, the committee gives considerable weight to his evaluations. Mr. Arpey is not present during the committee’s deliberations or decisions regarding his compensation.

Other Considerations

The Compensation Committee also considered the following factors in setting pay for our named executive officers in 2009:

•	The need to retain and motivate them to achieve our goals and restore sustained profitability

•	No employees received annual base pay increases in 2009

•	Since 2001, no payment has been made to them under the financial component of our short-term incentive programs since we have not met the required 5% pre-tax earnings margins during that time, and they have not received any discretionary short-term incentive awards

•	Our cyclical business and the difficult economic environment have resulted in extraordinary volatility in our stock price, the primary variable of our long-term equity based compensation. This volatility, coupled with our heavy emphasis on long-term compensation, has produced significant variations in realized compensation for our named executive officers from year to year. In addition, the future value of their long-term compensation remains highly unpredictable

•	For the ten years 1999 through 2008, their total realized compensation was only approximately 65% of the total targeted compensation awarded to them during this period

How Corporate Performance Impacts Compensation

To implement our pay for performance objective described above, the Compensation Committee has linked our named executive officers’ performance-based compensation to these measures:

Pre-Tax Profits—Over its long history, the airline business has been very cyclical and vulnerable to general economic conditions and external factors, such as fuel prices and the economy. This has been especially true over the last several years. To encourage our named executive officers to strive to generate adequate profit levels, the Annual Incentive Plan requires that we earn at least a 5% pre-tax earnings margin in order for any bonuses to be paid under that plan.

Customer Service—All employees, including our named executive officers, are awarded cash payments under the Annual Incentive Plan if we achieve our target for on-time flight departures or customer satisfaction scores. We believe that by focusing all employees on customer satisfaction, we are more likely to achieve positive pre-tax earnings and long-term stockholder value.

Stock Price Growth—We believe that consistent execution of our strategy over multi-year periods should lead to an increase in our stock price over time. Stock appreciation rights, which vest over a 5-year period, provide our named executive officers with a stake in this potential increase. The actual compensation realized from the stock appreciation rights is entirely dependent on increases in our stock price after the stock appreciation right grant date. We also grant performance shares and deferred shares that generally vest after three years, the value of which is also dependent on our stock price over time.

Total Shareholder Return—In addition to general growth in our stock price, we believe that it is important for our stock to perform as well as or better than the stock of our competitors. Distributions under our performance share plans are consequently based on how well our total shareholder return (or “TSR”) compares to the total shareholder return of our competitors over three-year measurement periods. The three-year TSR measure is used because it is an objective, market-based metric that directly measures shareholder value over the long-term. Use of a relative TSR metric also tends to mitigate the effects of general market or sector performance on our stock price.

The Primary Components of Our Compensation Program

Our executive compensation program principally consists of the following components:

•	base salary

•	short-term incentive compensation

•	long-term incentive compensation

•	retirement benefits

•	travel perquisites and other benefits

In addition, we provide post-employment benefits to our named executive officers. We describe all of these further in the tables and footnotes following this Compensation Discussion and Analysis.

While we do not target a fixed mix of pay, we generally allocate compensation to our named executive officers as follows:

General Compensation Allocation

The mix of pay actually realized by our named executive officers varies from this allocation based on our financial results and stock price performance.

Base Salary

The Compensation Committee believes that it is important to pay a base salary to our named executive officers to provide them with a secure, known amount of cash compensation during the year.

2009

Due to the financial difficulties facing us and the airline industry in general, in 2009 we decided to forego annual merit pay increases for our employees. Consistent with that approach, none of our named executive officers received a base salary increase in 2009.

Short-Term Incentive Compensation – the Annual Incentive Plan

As part of our Turnaround Plan, we established the Annual Incentive Plan to link the interests of our stockholders, customers and employees. All employees, including the named executive officers, participate in the Annual Incentive Plan, which provides potential cash incentive payments upon the achievement of monthly customer service goals and annual financial goals.

The customer service component of the Annual Incentive Plan provides for payments of up to $100 per month for each employee if we achieve one of its customer service targets. We believe that by focusing all employees on customer satisfaction, we are more likely to achieve positive pre-tax earnings and long-term stockholder value.

Our employees (including the named executive officers) can also earn awards annually under the financial component of the Annual Incentive Plan. Awards are paid under this component if American Airlines achieves at least a 5% pre-tax earnings margin. Awards are paid as a percentage of base salary and increase as our pre-tax earnings margin increases, with the potential to receive either no payment, payment at the threshold level, payment at the target level, or payment at the maximum level. For our named executive officers, each year the Compensation Committee determines the percentages of base salary that will be paid to them under the financial component of the Annual Incentive Plan. The committee determines this percentage during its compensation review, considering short-term incentive opportunities available to persons holding comparable positions at companies in the Comparator Group. The committee has discretion to adjust the final awards paid under the Annual Incentive Plan, although actual awards, if paid, are capped at 200% of base salary. The percentage of base salary that each of our named executive officers was eligible to receive in 2009 and the approximate pre-tax earnings levels that corresponded to the threshold, target and maximum levels under the 2009 Annual Incentive Plan are set forth in “Non-Equity Incentive Plan Awards – Annual Incentive Plan” on page 37.

2009

During 2009, each named executive officer earned $583 under the customer service component of the Annual Incentive Plan. We did not make any payments to our named executive officers under the financial component of the Annual Incentive Plan because we did not meet the 5% pre-tax earnings margin required by the plan.

Long-Term Incentive Compensation – Performance Shares, Stock Appreciation Rights and Deferred Shares

Long-term incentive compensation is a critical component of our executive compensation program. We design our long-term incentive compensation to link executive compensation to the interests of our stockholders by motivating executives to increase total stockholder return over the long term. We also believe that long-term incentive compensation is an important retention tool because awards only vest if the recipient remains with the Company for at least one year after the grant.

The Compensation Committee uses a variety of equity-based awards to provide long-term incentive compensation for our named executive officers. In 2009, these awards consisted of performance shares (including career performance shares for Mr. Arpey), stock appreciation rights and deferred shares. The committee uses these awards to reward achievement of different goals.

We generally grant awards at the time of the Compensation Committee’s annual compensation review, although we grant interim awards from time to time to new hires or upon increases in responsibilities. For stock appreciation rights, our practice is to use the date the committee approves the grant as the effective date. However, if the grants are approved at the time of our earnings release, the effective date of the grant is the third business day after the earnings release. The exercise price of the stock appreciation rights is the fair market value of our common stock on that date. Our long-term incentive plans generally allow us to settle long-term incentive awards in stock, cash, or a combination of stock and cash.

For awards other than stock appreciation rights, we establish the targeted grant values using a standard valuation methodology developed by Hewitt Associates that provides an estimate of the present value of the future amounts likely to be realized from the award. Hewitt’s methodology takes into account the terms of the awards, including their vesting and performance criteria. We use a modified Black-Scholes valuation model to determine the value and number of stock appreciation rights awards.

Below is a summary of each equity-based instrument that the Compensation Committee generally awards to the named executive officers, why the Compensation Committee chooses to pay each type of award, and when and how each type of award vests.

Performance Shares

Performance shares are contractual rights to receive shares of our common stock at the end of a three-year measurement period. They are designed to reward our named executive officers when our stock performs better than the stock of our primary competitors. The actual number of performance shares (if any) ultimately distributed to the named executive officers is based on our total shareholder return compared to that of our primary competitors over that three-year period. The average stock price at the close of trading on the NYSE (adjusted for splits and dividends) for the three months prior to the beginning and end of the measurement period is used to smooth out market fluctuations. Final distribution of the performance share awards for the 2009-2011 measurement period could range from 0% to 175% of the performance shares originally granted, depending on our TSR performance during the measurement period.

Each year, the Compensation Committee selects the competing airlines against which our TSR is compared, based on their market capitalization, revenues and airline seat capacity. For awards under the 2009/2011 Performance Share Plan granted in July 2009, the committee included the following nine airlines: AirTran Holdings, Inc., Alaska Air Group, Inc., AMR Corporation, Continental Airlines, Inc., Delta Air Lines Inc., JetBlue Airways Corporation, Southwest Airlines Co., US Airways Group, Inc. and UAL Corporation. For the 2006/2008 Performance Share Plan, which paid out in April 2009, the group consisted of: Alaska Airlines, Continental Airlines, JetBlue Airways, Southwest Airlines, US Airways, UAL Corporation and AMR Corporation. The committee did not include Delta Air Lines or Northwest Airlines in the 2006/2008 Performance Share Plan because their stock was not listed on a national securities exchange due to their bankruptcy proceedings at that time.

Under the terms of the performance share awards granted from 2004 to 2007, one-half of the distributions to our named executive officers was based on our TSR, and the other half on the Compensation Committee’s assessment of our achievement of annual corporate objectives for the measurement period. In determining whether we achieved the corporate objectives, the committee was not required to use any formula or other measure or assign any particular weighting to any objective. In addition, the committee had the discretion to consider any other factor it considered important or appropriate. For more information on performance shares, please see the discussion under “Equity Incentive Plan Awards – Performance Shares” on page 38.

Stock Appreciation Rights

Stock appreciation rights are contractual rights to receive shares of our common stock over a ten-year exercise period. They are designed to reward our executives for stock price appreciation over the exercise period. They provide compensation only if the market value of our common stock appreciates from the date of grant. Stock appreciation rights vest in equal annual installments over five years, so an officer must generally complete five years of service to receive the full benefit of any stock appreciation right grant. In 2009, the stock appreciation rights and other awards were approved at the time we released our second quarter earnings. Accordingly, the effective date of the stock appreciation rights granted at that time was July 20, 2009, which was three business days after the date of our earnings release.

Deferred Shares

Deferred shares are the contractual right to receive shares of our common stock upon the completion of three years of service following the grant date. Since deferred shares are not subject to the achievement of any performance objectives, the value of the deferred shares at the time of vesting depends entirely on the value of our common stock at that time. The Compensation Committee believes that deferred shares are important for the long term retention of our named executive officers because they provide a guaranteed award for their continued service through the three-year service period.

Career Performance Shares

Recognizing that Mr. Arpey’s pay was significantly below market, in 2005 the Compensation Committee evaluated various alternatives to address the need to retain him. Based on recommendations from Deloitte Consulting and Hewitt Associates, in 2005 the committee entered into an agreement with Mr. Arpey under which he would be granted a minimum of 58,000 shares of our common stock (called “career performance shares”) each year from 2005 through and including 2009. These awards do not vest until 2015. The career performance share agreement also reflects the committee’s desire to retain Mr. Arpey because of his knowledge of the airline business, his contributions to the airline’s success, and its confidence that Mr. Arpey has the vision and managerial capability to oversee our success.

Under the agreement, the actual number of career performance shares Mr. Arpey is entitled to receive in July 2015 is based on the Compensation Committee’s subjective evaluation of our performance during 2005 to 2015 under a list of criteria. Depending on this assessment, the committee can decide to pay Mr. Arpey 0% to 175% of the career performance shares originally granted to him. For more information on the career performance shares, see the discussion under “Equity Incentive Plan Awards – Career Performance Shares” on page 38.

2009

The values the Compensation Committee targeted for the long-term incentive grants to our named executive officers in 2007, 2008 and 2009 have been approximately the same as the value targeted in 2006. The values reported in the stock and option awards columns in the “Fiscal Year 2007, 2008 and 2009 Summary Compensation Table” on page 34 for 2009 are lower than the values reported in those columns for 2008 and 2007. Those differences are due to variability between our modeling estimates and the actual stock price on the date of grant. Also, the stock appreciation rights values reflected in the option awards column are based on valuation assumptions required under accounting rules that are different from the assumptions used for determining compensation value. Except for Mr. Arpey’s awards, the value of these long-term incentive awards was generally targeted to the median of the values of long-term incentive awards granted to the persons holding similar positions in the Comparator Group, although the committee made adjustments based on internal pay equity, economic and other concerns. Our targeted long-term incentive value for Mr. Arpey is significantly below the median in the Comparator Group, but is generally in line with average annual long-term incentive compensation granted to CEOs in the Peer Group.

In setting compensation for 2009, the Compensation Committee changed the mix of long-term equity awards in an effort to reduce the large swings in realized compensation that had been experienced in the prior several years. Upon the advice of the committee’s compensation consultants, the committee increased the percentage of value represented by deferred shares and stock appreciation rights and correspondingly reduced the percentage of value represented by performance shares. The committee granted long-term equity awards to the named executive officers in approximately the following proportions:

Mix of Long-Term Equity Awards

As a result, while the total targeted value of the long-term incentive awards we granted to our named executive officers in 2009 was approximately equal to the targeted values in 2006 through 2008, approximately 70% of the potential long-term incentive compensation awarded to them in 2009 is dependent upon our financial and operating performance (including, in the case of stock appreciation rights, appreciation in our stock price), compared to 80% in 2008.

For performance share awards under the 2006/2008 Performance Share Plan, in April 2009 the Compensation Committee determined that we had a fourth place TSR rank during the 2006-2008 measurement period, resulting in a TSR distribution percentage of 75%. The committee also determined that achievement of our corporate objectives during that period was well in excess of 75%. Because TSR is the only performance measure used to determine performance shares distributed to all of the other participants in that plan, with the consent of the named executives and our other senior officers, the committee based the final distribution of performance shares entirely on TSR. As a result, on April 15, 2009, our named executive officers received 75% of the awards originally granted to them under the 2006/2008 Performance Share Plan.

Retirement

Our named executive officers are eligible to participate in the Retirement Benefit Plan of American Airlines, Inc. for Agents, Management, Specialists, Support Personnel and Officers (the “Retirement Benefit Plan”). This is a defined benefit plan that provides compensation to all of our eligible employees during their retirement. Our named executive officers are also eligible to participate in the Supplemental Executive Retirement Plan (the “Non-Qualified Plan”). The Non-Qualified Plan is designed to address limitations on benefits paid under the Retirement Benefit Plan pursuant to the Employee Retirement Income Security Act of 1974 (“ERISA”). No changes were made to our retirement plans in 2009. See “2009 Pension Benefits Table” and the accompanying narrative discussion and footnotes that follow the table, beginning on page 44, and “Post-Employment Compensation,” beginning on page 47, for further details regarding our retirement plans.

Travel Perquisites and Other Benefits

The named executive officers also participate in a variety of health and welfare and other benefits that we provide to our other U.S.-based employees. The Compensation Committee has determined that it is important to provide a limited number of additional perquisites and benefits to our named executive officers to attract and retain them, including unlimited air transportation on American Airlines and American Eagle Airlines. Instead of perquisites frequently provided to executive officers of other public companies, such as automobile lease payments, club memberships, financial planning fees and split dollar life insurance, we provide personal allowances to our named executive officers. We describe these and other perquisites we provide them in footnote (5) to the “Fiscal Year 2007, 2008 and 2009 Summary Compensation Table” on page 35.

No changes were made to the perquisites and benefits offered to our named executive officers in 2009.

Post-Employment and Change in Control Benefits

Following their employment with us, the named executive officers are eligible for the benefits, perquisites and privileges that we generally provide to all of our other salaried employees. These include severance, pro-rated incentive compensation and equity distributions, and a limited number of other benefits. We describe these benefits further in the narrative discussion under “Post-Employment Compensation” beginning on page 47. The Compensation Committee has determined that it is important to provide these post-termination benefits, perquisites and privileges to our named executive officers to attract and retain them.

The named executive officers are also entitled to immediate vesting of equity incentive awards and payment under the Non-Qualified Plan upon a change in control of the Company. We describe these benefits further in the narrative discussion under “Change In Control” beginning on page 51. The events used to define “change in control” were chosen because each reflects a circumstance in which, through a party’s acquisition of a significant voting block, a shift in the control of the majority of the Board of Directors, or a corporate transaction, a third party or group would be expected to obtain control or effective control over our policies and direction. In those circumstances, the Compensation Committee believes it would be appropriate to provide them the benefit of the awards that were awarded to them before the change in control, and to waive the service and other conditions applicable to those awards. The committee believes this is appropriate because such a change could reasonably be expected to materially alter our policies and objectives, and result in a material change in the composition of management. The committee has determined that these change in control provisions are common for equity incentive awards and benefit plans like ours, and that they are thus necessary and appropriate to attract and retain our named executive officers.

We have also entered into executive termination benefit agreements with our named executive officers for terminations associated with a change in control. We describe these agreements further in the narrative discussion under “Change In Control” beginning on page 51. The Compensation Committee believes it is important to provide these agreements because: (a) the airline industry has been and remains subject to potential future consolidation and economic contingencies; (b) they encourage the executive to work for the best interests of the stockholders during a potential change in control situation by guaranteeing the executive a specified level of financial security if the executive’s employment is terminated following such change in control; (c) they help ensure that the executive will remain with us for a reasonable period after a change in control, enabling a smooth transition to new management; (d) they are in common use in our industry; and (e) they help us attract senior leaders to the Company. The events used to define “change in control” under these agreements were chosen for the same reasons as those described for our long-term incentive awards and Non-Qualified Plan. However, the executive termination agreements include a “double trigger.” This means that in order for the benefits to be paid, the change in control must be followed by a termination of the named executive officer’s employment. The double trigger is intended to encourage the executive to remain with the Company for a period of time following a change in control to help smooth the transition to new management.

No changes were made to the post-termination and change in control benefits offered to our named executive officers in 2009.

Recoupment Policy

In March 2009, the Compensation Committee approved a policy that allows us to recoup compensation paid to our chief executive officer and each of his direct reports (including each other named executive officer) if we restate our financial statements due to that officer’s intentional misconduct. The recoupment policy applies to excess compensation that may have been realized, as a result of the misstated financial information, by the officer engaged in the misconduct under an annual incentive plan or equity incentive awards to the extent the awards were predicated upon metrics that were affected by the misstated financial information.

Consideration of Tax Consequences in Determining Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to our named executive officers to $1 million in some circumstances. While the Compensation Committee believes that it is important for the compensation paid to our named executive officers to be tax deductible under Section 162(m), it does not think this should be the determining factor in establishing compensation. The committee believes that we must balance the emphasis on maximizing deductibility against both the need to retain executive talent and our long-term strategies and goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of AMR Corporation:

Michael A. Miles, Chairman
David L. Boren
Philip J. Purcell
Judith Rodin
Matthew K. Rose

EXECUTIVE COMPENSATION

Fiscal Year 2007, 2008 and 2009 Summary Compensation Table

The following Fiscal Year 2007, 2008 and 2009 Summary Compensation Table contains information regarding compensation paid to our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers in the years 2007, 2008 and 2009.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards[1]	Awards[2]	Compensation[3]	Earnings[4]	Compensation[5]	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Gerard J. Arpey-Chairman, President & CEO	2009	669,646	0	2,994,330	957,580	583	908,270	100,593	5,631,002
	2008	666,348	0	3,312,800	1,078,220	160	171,213	60,293	5,289,033
	2007	656,500	0	4,946,070	949,500	50	254,126	36,146	6,842,392

Thomas W. Horton-Exec. Vice Pres.-Finance & Planning & CFO	2009	618,135	0	1,148,355	370,459	583	869,709	30,075	3,037,316
	2008	615,090	0	1,253,370	416,774	160	535,943	30,413	2,851,750
	2007	606,000	0	1,701,105	440,568	50	522,507	30,060	3,300,290

Daniel P. Garton-Exec. Vice Pres.-Marketing	2009	530,478	0	1,227,770	370,459	583	693,174	31,870	2,854,334
	2008	527,865	0	1,333,238	416,774	160	114,744	31,728	2,424,508
	2007	520,064	0	1,792,593	440,568	50	169,864	31,479	2,954,618

Robert W. Reding-Exec. Vice Pres.-Operations	2009	530,479	0	1,148,355	370,459	583	506,583	32,046	2,588,505
	2008	527,865	0	1,253,370	416,774	160	217,796	31,821	2,447,786
	2007	478,530	0	1,599,275	411,318	50	247,380	31,751	2,768,304

Gary F. Kennedy-Sr. Vice Pres., General Counsel & Chief Compliance Officer	2009	488,646	0	653,906	210,947	583	516,690	30,826	1,901,598
	2008	486,238	0	713,810	237,322	160	125,154	28,194	1,590,878
	2007	479,053	0	967,772	250,668	50	236,567	31,209	1,965,319

(1)	The amounts shown were not actually paid to the named executive officers. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the performance shares, deferred shares and career performance shares awarded to each of them in 2007, 2008 and 2009. These values were determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The grant date fair value of the performance share and career performance share awards is based on our estimate on the grant date of the probable outcome of meeting the performance conditions of these awards. See note 9 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2009 for the assumptions made in determining the aggregate grant date fair value of these awards. The following are the aggregate grant date fair values of these performance share and career performance share awards assuming we meet the highest level (or 175%) of the performance conditions of these awards: Mr. Arpey ($2,901,465), Mr. Horton ($1,107,472), Mr. Garton ($1,107,472), Mr. Reding ($1,107,472) and Mr. Kennedy ($630,633). The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(2)	The amounts shown were not actually paid to the named executive officers. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the stock appreciation rights granted to each of them in 2007, 2008 and 2009. These values were determined in accordance with FASB ASC Topic 718. See note 9 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2009 for the assumptions made in determining the aggregate grant date fair value of these awards. These amounts do not include any reduction in the value of the awards for the possibility of forfeiture.

(3)	The amounts shown are payments earned under the customer service component of the Annual Incentive Plan. We made no payments in 2007, 2008 or 2009 under the financial component of the Annual Incentive Plan because we did not meet the minimum payout level.

(4)	The amounts shown are the change in the actuarial present value of the accumulated benefit under both the Retirement Benefit Plan and the Non-Qualified Plan from January 1 to December 31 of each year. The present value of the accumulated benefits increased from December 31, 2008 to December 31, 2009 due to a change in the discount rate used to calculate our liability and the passage of time. As described in note 10 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2009, the discount rate decreased from 6.5% at December 31, 2008 to 6.1% at December 31, 2009. For Messrs. Horton and Reding, the amounts also include additional years of credited service under the Non-Qualified Plan. The amounts in this column do not include any above-market or preferential earnings on non-qualified deferred compensation.

(5)	The amounts shown include a personal allowance paid in each of 2007, 2008 and 2009 of $33,000 to Mr. Arpey and $27,000 to each of Messrs. Horton, Garton, Reding and Kennedy. In order to reduce costs, we provide these personal allowances instead of perquisites commonly provided to executive officers of other public companies, such as automobile lease payments, club memberships, financial/estate planning fees and split dollar life insurance.

Amounts shown also include the estimated aggregate incremental cost to us of providing perquisites and other personal benefits to our named executive officers. These include the estimated aggregate incremental cost of the air transportation provided by us to each of the named executive officers and their family members. The incremental costs include the estimated cost of incremental fuel, catering, insurance, and reservation and ticketing costs, but exclude fees and taxes paid by the named executive officer for the air transportation. Amounts also include reimbursement for: (a) the cost of one annual medical exam, (b) the premium for a term life insurance policy (with a policy amount equal to the base salary of the named executive officer), (c) a portion of the premium for long-term disability insurance, and (d) broker fees associated with the exercise of stock options/stock appreciation rights by the named executive officer. Each named executive officer and his spouse were also provided an Admirals Club® membership (American Airlines’ travel clubs located at American Airlines’ large U.S. and international airports), airport parking, and some of them were provided access to events or venues sponsored by us or received reduced cost air transportation on other airlines, at no incremental cost to us. For Mr. Arpey, the amount shown for 2009 also includes $64,561 for the estimated incremental cost to us of providing personal security services to him and his family that we believe would be characterized under applicable rules as personal to him and his family.

Fiscal Year 2009 Grants of Plan-Based Awards Table

The table below lists each grant or award made in 2009 to our named executive officers under our equity and non-equity incentive plans.

		Estimated Future Payouts			Estimated Future Payouts Under
		Under Non-Equity			Equity
		Incentive Plan Awards[1]			Incentive Plan Awards[2]			All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
								Number of	Number of	or Base	Fair Value
								Shares of	Securities	Price of	of Stock
								Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units[6]	Options[7]	Awards	Awards
Name	Date[3]	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

		616,074	937,504	1,339,292
	07/20/2009				0	308,000[4]	539,000				1,395,240
Arpey	07/20/2009				0	58,000[5]	101,500				262,740
	07/20/2009							295,000			1,336,350
	07/20/2009								377,000	4.53	957,580

		333,793	667,586	1,236,270
Horton	07/20/2009				0	139,700[4]	244,475				632,841
	07/20/2009							113,800			515,514
	07/20/2009								145,850	4.53	370,459

		286,458	572,916	1,060,956
Garton	07/20/2009				0	139,700[4]	244,475				632,841
	07/20/2009							131,331			594,929
	07/20/2009								145,850	4.53	370,459

		286,459	572,917	1,060,958
Reding	07/20/2009				0	139,700[4]	244,475				632,841
	07/20/2009							113,800			515,514
	07/20/2009								145,850	4.53	370,459

		244,323	366,485	977,292
Kennedy	07/20/2009				0	79,550[4]	139,213				360,362
	07/20/2009							64,800			293,544
	07/20/2009								83,050	4.53	210,947

(1)	The amounts shown were not actually paid to the named executive officers. Rather, the amounts are payments that we would have made if we had met the minimum payment level of the financial component of the Annual Incentive Plan. Under its terms, any amounts paid under the customer service component of the Annual Incentive Plan are subtracted from amounts paid under the financial component of the Annual Incentive Plan, so no amounts are included in the table for payments under the customer service component of the Annual Incentive Plan. Since we did not meet the threshold for payment under the financial component of the Annual Incentive Plan in 2009, the actual amount earned by each named executive officer in 2009 was $583 under the plan’s customer service component. These payments are instead reported in the “Fiscal Year 2007, 2008 and 2009 Summary Compensation Table” above in the column “Non-Equity Incentive Plan Compensation.”

(2)	The amounts shown are potential payments of performance share awards to the named executive officers and potential payments of career performance share awards to Mr. Arpey. Final payments of these awards can range from 0% to 175% of the shares originally granted, depending on our performance during the applicable measurement period.

(3)	The annual performance shares, deferred shares and stock appreciation rights granted to our named executive officers were approved at a meeting of the Compensation Committee on July 15, 2009. In accordance with our grant policy, the grants were awarded to them on July 20, 2009, which was three business days after our second quarter earnings release. The exercise price of the stock appreciation rights was the fair market value of our common stock on July 20, 2009, which was the last reported sales price of our common stock on that date.

(4)	These are performance shares granted under the 2009/2011 Performance Share Plan.

(5)	These are career performance shares granted under Mr. Arpey’s career performance share agreement.

(6)	These are deferred shares granted under 2009 deferred share award agreements.

(7)	These are stock appreciation rights granted under 2009 stock appreciation rights agreements.

Discussion Regarding Fiscal Year 2007, 2008 and 2009 Summary Compensation Table and Fiscal Year 2009 Grants of Plan-Based Awards Table

General

As described in “Compensation Discussion and Analysis – The Primary Components of Our Compensation Program,” beginning on page 26, the base salary we pay to our named executive officers is generally designed to be 15% of their targeted annual compensation. The short-term incentive compensation they are awarded is generally designed to be 15% of their targeted annual compensation. However, we have not paid any annual bonuses to our named executive officers since 2001. The long-term incentive compensation awarded to them is generally designed to be 70% of their targeted annual compensation.

Non-Equity Incentive Plan Awards – Annual Incentive Plan

All of our employees, including the named executive officers, participate in the Annual Incentive Plan. The Annual Incentive Plan provides cash incentive payments upon the achievement of monthly customer service goals and annual financial goals. Under the customer service component of the plan, awards of up to $100 per month are earned if we meet our customer satisfaction and dependability targets. The financial component of the Annual Incentive Plan provides for payments if American Airlines meets threshold, target or maximum pre-tax earnings margins described in the following table:

		Approximate
		Pre-Tax Earnings
	Pre-Tax	(Based on
Level	Earnings Margin	American Airlines’ 2009 Revenue)

Threshold	5%	$0.9 Billion
Target	10%	$1.9 Billion
Maximum	15%	$2.9 Billion

The actual dollar amount paid under the financial component of the Annual Incentive Plan is determined as a percentage of base salary. The percentage increases with higher levels of responsibility and higher pre-tax earnings margins. The percentages of base salary that each of our named executive officers was eligible to receive in 2009 (based upon our achievement of the threshold, target or maximum performance levels) are described in the following table:

Percentage of Base Salary
Name	Threshold	Target	Maximum
Arpey	92%	140%	200%
Horton	54%	108%	200%
Garton	54%	108%	200%
Reding	54%	108%	200%
Kennedy	50%	75%	200%

We did not meet any of the Annual Incentive Plan’s pre-tax earnings margin thresholds in 2009 or in any year since 2000. We therefore have not paid any short-term incentive compensation under the plan’s financial component since March 2001.

Equity Incentive Plan Awards

During its annual compensation review in July 2009, the Compensation Committee approved grants to the named executive officers of performance shares, career performance shares, deferred shares and stock appreciation rights as described below.

Performance Shares.  Performance shares are grants of stock-based compensation that vest after the completion of a three-year measurement period. The “Fiscal Year 2009 Grants of Plan-Based Awards Table” shows the number of performance shares granted in 2009 under the 2009/2011 Performance Share Plan. Except as provided below, vesting of these performance shares is also generally subject to the named executive officer’s continued employment with us through April 18, 2012. In the event of the death, disability, termination other than for cause, or early retirement of a named executive officer, his performance shares will vest on a pro-rata basis, based upon the number of months that have elapsed since January 1, 2009. Payment of these shares is subject to achievement of the performance criteria in the plan. The potential payment ranges from 0% to 175% of the shares originally granted. In the event of a change in control, payment of the performance shares will be at the target level (or 100%) of the shares initially granted to each named executive officer.

Career Performance Shares.  In 2005, we entered into a career performance share agreement with Mr. Arpey. As required by that agreement, we granted Mr. Arpey 58,000 career performance shares in 2009. Those shares vest and become payable in 2015, but the shares granted will vest early: (a) in the event of Mr. Arpey’s death, disability, termination other than for cause, or early retirement; (b) in the event Mr. Arpey resigns for good reason; or (c) in the event of a change in control.

When these shares vest, the Compensation Committee will determine whether any payment of the shares will be made. Under the agreement, that determination is based on the committee’s subjective evaluation of our performance during 2005 to 2015 in the following areas: (a) overall cash flow; (b) earnings; (c) the per share price of our common stock; (d) operating performance (including safety and other issues concerning regulatory compliance); (e) the rate of return achieved on our investments and/or equity; (f) measures of employee engagement and/or satisfaction; (g) the overall state of relations with our organized labor groups; (h) our balance sheet; (i) our overall relationships with our largest stockholders; (j) revenues; and (k) other factors the Compensation Committee may, in its judgment, deem material. Depending on this assessment, the committee can decide to pay Mr. Arpey 0% to 175% of the career performance shares originally granted to him. The committee is not required to use any formula or other measure or assign any particular weighting to any objective. The committee can also consider any other factor that it considers important or appropriate.

Deferred Shares.  The deferred shares granted in 2009 to each of our named executive officers vest on July 20, 2012, subject to the named executive officer’s continued employment with us through that date. In the event of the death, disability, termination other than for cause, or early retirement of a named executive officer, his deferred shares will vest on a pro-rata basis, based on the number of months that have elapsed since the award date. In the event of a change in control, deferred shares previously awarded will vest.

Stock Appreciation Rights.  Stock appreciation rights are exercisable for ten years from the date of grant and vest in 20% increments over five years. In the event of death or a change in control, vesting is accelerated. In the event of early retirement or disability, unexercised stock appreciation rights continue to vest and remain exercisable until their expiration. The effective date of the stock appreciation rights granted in 2009 was July 20, 2009. Upon the exercise of a stock appreciation right, we subtract the exercise price from the fair market value of one share of common stock on the day the stock appreciation right is exercised. We multiply this amount by the number of stock appreciation rights exercised and issue to the employee the number of shares equal to that value.

Employment Agreement with Mr. Horton

To attract Mr. Horton to return to work for us, we entered into an employment agreement with him in March 2006. That agreement, as extended in July 2008, expires in March 2012. Under the agreement, Mr. Horton is entitled to an annual base salary of $600,000 (which is reviewed annually and may not be reduced after any increase), and an annual personal allowance of at least $27,000 per year. His annual target bonus is 108% of his salary. He is also eligible to participate in our benefit programs, including the Retirement Benefit Plan and the Non-Qualified Plan. The agreement grants Mr. Horton additional years of credited service under the Non-Qualified Plan, as described under “2009 Pension Benefits Table,” beginning on page 44. It also provides post-employment and change in control benefits, as described under “Post-Employment Compensation,” beginning on page 47, and “Change In Control,” beginning on page 51. We are not a party to any other employment agreements with any of our named executive officers.

See “Post-Employment Compensation,” beginning on page 47, and “Change In Control,” beginning on page 51, for more information about the treatment of equity incentive plan awards upon termination of employment or after a change in control.

2009 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding stock and stock option/stock appreciation right awards held on December 31, 2009 by each of our named executive officers. The table also includes, where applicable, the value of these awards based on the closing price of our common stock on December 31, 2009, which was $7.73. Each award listed in the “Number of Securities Underlying Unexercised Options Unexercisable” column with an expiration date prior to July 24, 2016 is a stock option with a tandem stock appreciation right. The other awards listed in this column are stock appreciation rights.

	Option/Stock Appreciation Awards				Stock Awards
								Equity Incentive
								Plan Awards:
						Market	Equity Incentive	Market or
	Number of	Number of			Number of	Value of	Plan Awards:	Payout Value of
	Securities	Securities			Shares or	Shares or	Number of	Unearned
	Underlying	Underlying			Units of	Units of	Unearned	Shares, Units
	Unexercised	Unexercised	Option		Stock That	Stock That	Shares, Units or	or Other Rights
	Options	Options	Exercise	Option	Have Not	Have Not	Other Rights That	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	Have Not Vested	Vested
Name	(#)	(#)	($)	Date	(#)	($)	(#)	($)
	237,000		24.39	01/24/2010	23,750[8]	183,588	230,000[14]	1,777,900
	70,000		33.38	07/24/2010	20,000[9]	154,600	308,000[15]	2,380,840
	60,000		36.18	07/23/2011	116,000[11]	896,680	290,000[16]	2,241,700
	84,000		26.71	02/27/2012	295,000[12]	2,280,350
	100,000		24.47	04/02/2012	99,540[13]	769,444
Arpey	103,200		8.88	07/26/2014
	76,000	19,000[1]	13.67	07/25/2015
	45,000	30,000[3]	23.21	07/24/2016
	30,000	45,000[4]	28.59	07/23/2017
	57,200	228,800[6]	8.20	05/20/2018
	0	377,000[7]	4.53	07/20/2019

	Option/Stock Appreciation Awards				Stock Awards
								Equity Incentive
								Plan Awards:
						Market	Equity Incentive	Market or
	Number of	Number of			Number of	Value of	Plan Awards:	Payout Value of
	Securities	Securities			Shares or	Shares or	Number of	Unearned
	Underlying	Underlying			Units of	Units of	Unearned	Shares, Units
	Unexercised	Unexercised	Option		Stock That	Stock That	Shares, Units or	or Other Rights
	Options	Options	Exercise	Option	Have Not	Have Not	Other Rights That	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	Have Not Vested	Vested
Name	(#)	(#)	($)	Date	(#)	($)	(#)	($)
	35,520	23,680[2]	26.70	03/29/2016	13,000[8]	100,490	108,000[14]	834,840
	23,100	15,400[3]	23.21	07/24/2016	7,500[9]	57,975	139,700[15]	1,079,881
Horton	13,920	20,880[4]	28.59	07/23/2017	44,850[11]	346,691
	22,110	88,440[6]	8.20	05/20/2018	113,800[12]	879,674
	0	145,850[7]	4.53	07/20/2019

	237,000		24.39	01/24/2010	13,000[8]	100,490	108,000[14]	834,840
	70,000		33.38	07/24/2010	10,700[9]	82,711	139,700[15]	1,079,881
	60,000		36.18	07/23/2011	54,590[11]	421,981
	84,000		26.71	02/27/2012	131,331[12]	1,015,189
	16,800		10.68	07/21/2013	99,540[13]	769,444
Garton	30,000		8.88	07/26/2014
	23,680	11,840[1]	13.67	07/25/2015
	23,100	15,400[3]	23.21	07/24/2016
	13,920	20,880[4]	28.59	07/23/2017
	22,110	88,440[6]	8.20	05/20/2018
	0	145,850[7]	4.53	07/20/2019

	35,550		29.53	03/20/2010	13,000[8]	100,490	108,000[14]	834,840
	20,000		33.38	07/24/2010	4,250[9]	32,853	139,700[15]	1,079,881
	20,000		36.18	07/23/2011	3,250[10]	25,123
	28,000		26.71	02/27/2012	44,850[11]	346,691
	10,000		6.50	05/27/2013	113,800[12]	879,674
	12,800		10.68	07/21/2013
Reding	34,800		8.88	07/26/2014
	30,800	7,700[1]	13.67	07/25/2015
	13,080	8,720[3]	23.21	07/24/2016
	7,920	11,880[4]	28.59	07/23/2017
	6,000	9,000[5]	24.62	09/19/2017
	22,110	88,440[6]	8.20	05/20/2018
	0	145,850[7]	4.53	07/20/2019

	22,000		33.38	07/24/2010	7,400[8]	57,202	61,500[14]	475,395
	20,000		36.18	07/23/2011	4,250[9]	32,853	79,550[15]	614,922
	28,000		26.71	02/27/2012	25,550[11]	197,502
	6,000		3.26	01/27/2013	64,800[12]	500,904
	12,800		10.68	07/21/2013	42,660[13]	329,762
Kennedy	34,800		8.88	07/26/2014
	15,400	7,700[1]	13.67	07/25/2015
	13,080	8,720[3]	23.21	07/24/2016
	7,920	11,880[4]	28.59	07/23/2017
	12,590	50,360[6]	8.20	05/20/2018
	0	83,050[7]	4.53	07/20/2019

(1)	Award becomes exercisable on July 25, 2010.

(2)	Award becomes exercisable in two equal installments of 11,840. The first installment became exercisable on March 29, 2010. The other installment becomes exercisable on March 29, 2011.

(3)	Award becomes exercisable in two equal installments on July 24 of 2010 and 2011. The number of shares in each installment is: Mr. Arpey, 15,000; Mr. Horton, 7,700; Mr. Garton, 7,700; Mr. Reding, 4,360; and Mr. Kennedy, 4,360.

(4)	Award becomes exercisable in three equal installments on July 23 of 2010, 2011 and 2012. The number of shares in each installment is: Mr. Arpey, 15,000; Mr. Horton, 6,960; Mr. Garton, 6,960; Mr. Reding, 3,960; and Mr. Kennedy, 3,960.

(5)	Award becomes exercisable in three equal installments on September 19 of 2010, 2011 and 2012. The number of shares in each installment is 3,000.

(6)	Award becomes exercisable in four equal installments on May 20 of 2010, 2011, 2012 and 2013. The number of shares in each installment is: Mr. Arpey, 57,200; Mr. Horton, 22,110; Mr. Garton, 22,110; Mr. Reding, 22,110; and Mr. Kennedy, 12,590.

(7)	Award becomes exercisable in five equal installments on July 20 of 2010, 2011, 2012, 2013 and 2014. The number of shares in each installment is: Mr. Arpey, 75,400; Mr. Horton, 29,170; Mr. Garton, 29,170; Mr. Reding, 29,170; and Mr. Kennedy, 16,610.

(8)	These performance shares were granted under the 2007/2009 Performance Share Plan and vested on April 21, 2010. Under the plan, one-half of the payments to the named executive officers was to be based on our TSR during the 2007 – 2009 measurement period, and the other half was to be based on the Compensation Committee’s determination of achievement of the corporate objectives (described under “Discussion Regarding 2009 Option Exercises and Stock Vested Table,” beginning on page 43) for the measurement period. The Compensation Committee determined that we had a sixth place TSR rank during the measurement period, resulting in a TSR distribution percentage of 25%, and that achievement of our corporate objectives during that period was well in excess of 25%. Because TSR is the only performance measure used to determine performance shares distributed to the other participants in the plan, with the consent of the named executives and our other senior officers, the committee instead based the final distribution entirely on TSR. As a result, on April 21, 2010, our named executive officers received 25% of the awards originally granted to them under the 2007/2009 Performance Share Plan.

(9)	These deferred shares vest on July 23, 2010, generally subject to the recipient’s continued employment through that date.

(10)	We granted these deferred shares in connection with Mr. Reding’s promotion on September 19, 2007. They will vest on September 19, 2010, generally subject to Mr. Reding’s continued employment through that date.

(11)	These deferred shares vest on May 20, 2011, generally subject to the recipient’s continued employment through that date.

(12)	These deferred shares vest on July 20, 2012, generally subject to the recipient’s continued employment through that date.

(13)	These career equity shares will vest upon retirement after age 60, or upon a qualifying early retirement under the Retirement Benefit Plan, in each case generally subject to continued employment through that date. If the named executive officer retires earlier than age 60, there is a 3% reduction in the total number of shares that will vest for each year the officer’s retirement date precedes age 60.

(14)	These performance shares were granted under the 2008/2010 Performance Share Plan and will vest, if at all, on April 20, 2011. Vesting is subject to satisfaction of the applicable performance criteria and is generally subject to the recipient’s continued employment through that date. As required by the SEC’s disclosure rules, the number of performance shares shown assumes that target levels of performance (100%) will be achieved. The Compensation Committee will determine the actual levels of performance achieved in 2011.

(15)	These performance shares were granted under the 2009/2011 Performance Share Plan and will vest, if at all, on April 18, 2012. Vesting is subject to the satisfaction of the applicable performance criteria and is generally subject to the recipient’s continued employment through that date.

As required by the SEC’s disclosure rules, the number of performance shares shown assumes that target levels of performance (100%) will be achieved. The Compensation Committee will determine the actual levels of performance achieved in 2012.

(16)	These career performance shares were granted to Mr. Arpey under his career performance share agreement and will vest, if at all, on July 25, 2015. Vesting is subject to the satisfaction of the applicable performance criteria and is generally subject to Mr. Arpey’s continued employment through that date. As required by the SEC’s disclosure rules, the career performance shares shown assumes that target levels of performance (100%) will be achieved in 2015.

Discussion Regarding 2009 Outstanding Equity Awards at Fiscal Year End Table

The awards described in the “2009 Outstanding Equity Awards at Fiscal Year End Table” and its footnotes generally vest on the dates specified in the footnotes. In some circumstances, however, the awards may not vest on the dates specified. In the case of normal or early retirement of a named executive officer under the Retirement Benefit Plan, all of his unexercised stock options and stock appreciation rights will continue to vest and remain exercisable until expiration. If he dies, or there is a change in control, the vesting of his options and stock appreciation rights is accelerated. With respect to the performance and deferred shares listed in the table, in the event of death, disability, or termination other than for cause of a named executive officer, his shares will instead vest on a pro-rata basis, based on the number of months that have elapsed since the award date. In the event of a change in control, the performance shares and deferred shares will vest and will be paid at the target level (or 100%) of the shares initially granted to the officer. Mr. Arpey’s career performance shares listed in the table will vest in the event of his death, disability or termination other than for cause; upon a change in control; or if he resigns for good reason. The actual number of vested shares that would be paid to Mr. Arpey in any of those circumstances would be between 0% and 175%, depending upon the Compensation Committee’s determination of satisfaction of the performance criteria in the agreement. Please see “Equity Incentive Plan Awards – Career Performance Shares,” on page 38, for a description of the performance criteria, and “Post-Employment Compensation – Termination By Executive For Good Reason” on page 48 for the definition of “good reason” in that agreement.

Messrs. Arpey, Garton and Kennedy also hold the career equity shares listed in the above table. Career equity shares are deferred shares under our Career Equity Program. We established the program in 1988 to encourage retention and stock ownership by our senior management. We have discontinued the program, and we did not make any grants under this program in 2009. Each of their career equity shares generally vest at age 60. However, in the event of death, disability, termination other than for cause, or early retirement prior to age 60, the career equity shares vest pro-rata. If the executive retires before turning 60, the number of career equity shares he will receive is reduced by 3% for each year his age is below 60. For Mr. Arpey, the program guarantees that the value of his career equity shares at retirement will be at least equal to three and one-half times his final average salary as determined for purposes of the Non-Qualified Plan. Also, upon a change in control, the career equity shares immediately vest in full.

As of December 31, 2009, none of the named executive officers had become eligible for early retirement status. However, as of February 2010, Mr. Reding became eligible for retirement and, in May 2010, Mr. Kennedy will become eligible for early retirement.

See “Discussion Regarding Fiscal Year 2007, 2008 and 2009 Summary Compensation Table and Fiscal Year 2009 Grants of Plan-Based Awards Table,” beginning on page 37, “Post-Employment Compensation,” beginning on page 47, and “Change In Control,” beginning on page 51, for further details.

2009 Option Exercises and Stock Vested Table

The following table summarizes exercises of stock options and stock appreciation rights, as well as stock awards that vested for the named executive officers in 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	On Exercise	On Exercise	On Vesting[1]	On Vesting[2]
Name	(#)	($)	(#)	($)
Arpey	0	0	91,250	450,163
Horton	0	0	54,150	268,352
Garton	0	0	57,700	284,895
Reding	0	0	30,950	153,415
Kennedy	0	0	30,950	153,415

(1)	The numbers shown are the number of shares that vested in April 2009 under the 2006/2008 Performance Share Plan and the number of deferred shares that vested in July 2009 under the 2006 deferred share agreements.

(2)	Amounts shown are the fair market value of our stock on the date of vesting, multiplied by the number of shares shown in the column entitled “Number of Shares Acquired on Vesting” for the named executive officer.

Discussion Regarding 2009 Option Exercises and Stock Vested Table

The shares under the 2006/2008 Performance Share Plan referenced in the above “2009 Option Exercises and Stock Vested Table” were delivered to the named executive officers on April 15, 2009. Under the terms of that plan, one-half of the payments to the named executive officers was to be based on our TSR during the 2006 – 2008 measurement period, and the other half was to be based on the Compensation Committee’s determination of achievement of the corporate objectives for the measurement period.

The payment of performance shares based on our TSR varies as shown in the chart below. In the chart, “Rank” is our TSR ranking among the following airlines: AirTran Airways, Alaska Airlines, AMR Corporation, Continental Airlines, JetBlue Airways, Southwest Airlines and US Airways. Under the heading “Percentage of Original Award” is the percentage of the performance shares initially granted to our named executive officers that will be paid to them based on our TSR ranking. In the event that one or more of the selected airlines ceases to trade on a national securities exchange at any point during the three year measurement period, under the plan that airline is excluded from the calculation of TSR rank, which is reflected in the chart below under the heading, “Number of Carriers in Airline Group.”

	Percentage of Original Award (Based on Rank)
	Rank
Number of
Carriers in Airline
Group	1	2	3	4	5	6	7
7	175%	135%	100%	75%	50%	25%	0%
6	175%	135%	100%	75%	50%	0%
5	175%	135%	100%	75%	50%
4	175%	135%	100%	75%
3	175%	135%	50%

The corporate objectives under the 2006/2008 Performance Share Plan were: (a) keeping safety our top priority; (b) raising external capital, maintaining a minimum amount of cash and building a strong balance sheet; (c) meeting our pension funding obligations; (d) continuing to lower our non-fuel costs and implementing measures to conserve fuel; (e) improving customer service and dependability rankings; (f) continuously improving revenues and business results through employee collaboration and other means; (g) enhancing our image and customer loyalty; (h) continuing to successfully advocate on industry legislative and regulatory issues; (i) focusing on a positive work environment and promoting diversity; (j) promoting employee commitment to the employee standards of conduct and compliance with laws and regulations; (k) meeting financial goals in order to return to and sustain profitability and create long-term shareholder value; and (l) any other factors that the Compensation Committee may determine are important or appropriate. In determining whether we met the corporate objectives, the Compensation Committee was not required to use any formula or other measure or assign any particular weighting to any objective. The committee could also consider any other factor that it considered important or appropriate.

In April 2009, the Compensation Committee determined that we had a fourth place TSR rank during the 2006 – 2008 measurement period. This resulted in a TSR payment percentage of 75% under the 2006/2008 Performance Share Plan. The committee also determined that the payment percentage based on the corporate objectives would have been well in excess of 75%. Because TSR is the only performance measure used to determine performance shares distributed to all of the other participants in that plan, with the consent of our named executive and other senior officers, the committee instead based the final distribution of performance shares entirely on TSR. As a result, on April 15, 2009, our named executive officers received 75% of the awards originally granted to them under the 2006/2008 Performance Share Plan.

2009 Pension Benefits Table

The following table summarizes the present value of the accumulated pension benefits of the named executive officers as of December 31, 2009.

		Number
		of Years
		of
		Credited		Present Value of	Payments During
		Service		Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)		($)[1,2]	($)
Arpey	Retirement Benefit Plan	26.274		701,519	0
	Non-Qualified Plan	26.274		3,288,848	0

Horton	Retirement Benefit Plan	19	.655[3]	520,256	0
	Non-Qualified Plan	23	.555[3]	2,465,358	0

Garton	Retirement Benefit Plan	22.368		641,590	0
	Non-Qualified Plan	22.368		2,608,977	0

Reding	Retirement Benefit Plan	8	.912[4]	295,677	0
	Non-Qualified Plan	17	.824[4]	1,430,800	0

Kennedy	Retirement Benefit Plan	24.547		792,608	0
	Non-Qualified Plan	24.547		1,673,928	0

(1)	We have partially funded the benefits under the Non-Qualified Plan into a trust as described in “Non-Qualified Plan” beginning on page 46. Assets in the trust are separate from our operating assets and become payable to the named executive officer only upon normal or early retirement. The amounts listed in this column for the Non-Qualified Plan reflect the present value of the total benefit payable under the Non-Qualified Plan to each of the named executive officers, without any reduction for amounts contributed to the trust.

(2)	Tax laws treat the contributions made to the trust under the Non-Qualified Plan as taxable income to the named executive officers, which requires them to pay applicable federal, state and local income taxes. We did not reduce the Non-Qualified Plan amounts shown in this column to reflect the contributions to the trust or the tax liabilities since we will not know the impact of the tax liabilities until normal or early retirement. Therefore, we do not consider such amounts as paid from the Non-Qualified Plan until that time. For 2009, the gross benefit amounts and the applicable tax liability are identified in the table below.

	Gross Benefit
	Amount	Tax Liability	Net Amount
Name	($)	($)	($)
Arpey	75,182	27,404	47,778
Horton	262,872	95,817	167,055
Garton	31,732	12,416	19,316
Reding	50,047	19,051	30,997
Kennedy	0	0	0

(3)	As of December 31, 2009, Mr. Horton had 19.655 years of credited service under the Retirement Benefit Plan and 23.555 years of credited service under the Non-Qualified Plan. Mr. Horton left our company in 2002 and rejoined us in 2006. Under the terms of the Retirement Benefit Plan and the Non-Qualified Plan, Mr. Horton’s prior credited service in each plan was reinstated when he rejoined us. In addition, under his employment agreement, Mr. Horton had earned an additional 3.9 years of age and service credit under the Non-Qualified Plan with an estimated value of $1,069,957.

(4)	As of December 31, 2009, Mr. Reding had 8.912 years of credited service under the Retirement Benefit Plan and 17.824 years of credited service under the Non-Qualified Plan. Under an agreement with Mr. Reding, he earns two years of credited service in the Non-Qualified Plan for each year of credited service earned in the Retirement Benefit Plan, up to a maximum of 10 years of additional service credit. As of December 31, 2009, Mr. Reding had earned 8.912 additional years of service credit under the Non-Qualified Plan with an estimated value of $916,923.

Discussion Regarding 2009 Pension Benefits Table

Retirement Benefit Plan

We provide the Retirement Benefit Plan to assist our named executive officers and most of our other salaried employees during their retirement. We have similar defined benefit plans for other American Airlines employees, including those employees covered by bargained labor agreements. Our Retirement Benefit Plan is only available to employees hired prior to January 1, 2002 who had completed 1,000 hours of eligible service in one year prior to that date. To vest in the plan’s benefits, a participant must also: (a) complete at least five years of eligible service, (b) reach age 65, or (c) be permanently and totally disabled. After becoming a participant in the Retirement Benefit Plan, each participant earns one year of credited service for each plan year in which at least 1,900 hours of service are completed.

Normal retirement age under the plan is 65. However, participants with at least 10 years of retirement eligible service may retire at age 60 and receive unreduced benefits. Participants with at least 15 years of retirement eligible service may retire at age 55, but their benefits are reduced by 3% for each year that the participant’s age is below age 60. Participants who retire before age 60 with more than 10 years but less than 15 years of retirement eligible service may receive reduced retirement benefits starting at age 60. These benefits are reduced by 3% for each year that the participant’s age is below age 65. Retirement Benefit Plan benefits are paid as a monthly annuity and the participant may elect the form of annuity payments. Payment options include single life, joint and survivor, guaranteed period or level income. We reduce the monthly payments for the receipt of social security benefits. As of December 31, 2009, none of the named executive officers had become eligible for retirement or early retirement status under the Retirement Benefit Plan. However, as of February 2010, Mr. Reding became eligible for retirement and, in May 2010, Mr. Kennedy will become eligible for early retirement under the plan.

The Retirement Benefit Plan complies with ERISA and qualifies for an exemption from federal income tax under the Internal Revenue Code. As a qualified plan, it is subject to various restrictions under the Internal Revenue Code and ERISA that limit the maximum annual benefit payable under the plan. The limit was $195,000 in 2009. The Internal Revenue Code also limits the maximum amount of annual compensation that we may take into account under the Retirement Benefit Plan. The limit was $245,000 in 2009. As described further in “Non-Qualified Plan” below, we maintain the Non-Qualified Plan to address these limits on benefit payments to our named executive officers.

We determine the benefits payable to all participants (including the named executive officers) under the Retirement Benefit Plan and the Non-Qualified Plan using the four formulas described below. For each participant, we use the formula that provides the participant the greatest benefit, consistent with the terms of the plans. For purposes of the table above, we therefore assumed that Messrs. Arpey, Horton, Garton and Kennedy will each receive benefits under the Retirement Benefit Plan pursuant to the “Final Average Retirement Benefit Formula,” and under the Non-Qualified Plan pursuant to the “Social Security Offset Formula.” For Mr. Reding, we assumed that he will receive benefits under the Retirement Benefit Plan pursuant to the “Career Average Benefit Formula,” and under the Non-Qualified Plan pursuant to the “Social Security Offset Formula.”

Final Average Retirement Benefit Formula.  Under this formula, a participant’s annual benefit at normal retirement will equal the product of (a) 1.667% of his or her final average compensation times (b) his or her years of credited service. Final average compensation is the average of the participant’s “pensionable pay” during the four highest paid consecutive years during the last ten years of employment. Pensionable pay includes regular pay, but excludes bonuses, expenses and equity-based compensation.

Career Average Benefit Formula.  A participant’s annual benefit at normal retirement under this formula will equal the sum of the following amounts, determined for each year the participant is a member of the Retirement Benefit Plan: (a) 1.25% times the participant’s pensionable pay (as described above) for each year up to $6,600 and (b) 2% times the participant’s pensionable pay for each such year over $6,600.

Social Security Offset Formula.  A participant’s annual benefit at normal retirement under this formula will equal the difference between (a) the product of (1) 2% of the participant’s final average compensation (as described above) times (2) the participant’s years of credited service, and (b) the product of (1) 1.5% of the participant’s estimated annual Social Security benefit times (2) the participant’s years of credited service, up to a maximum of 33.3 years of service.

Minimum Retirement Benefit Formula.  Under this formula, a participant’s annual benefit at normal retirement will equal the product of (a) 12, times (b) $23.50 for participants whose final average compensation (as described above) is less than $15,000, or $24.00 for participants whose final average compensation is at least $15,000, times (c) the number of years of the participant’s credited service.

Non-Qualified Plan

The Non-Qualified Plan provides retirement benefits to our named executive officers because their compensation exceeds the maximum recognizable compensation limit allowed under the Internal Revenue Code, which was $245,000 in 2009.

The formulas used to calculate benefits under the Non-Qualified Plan are generally the same as those under the Retirement Benefit Plan. However, under the Non-Qualified Plan, benefit calculations for the named executive officers also include: (a) the average of the four highest short-term incentive payments made since 1985; (b) any additional years of credited service that may have been granted to the named executive officer; and (c) the average of the four highest performance return payments made since 1989. “Performance return payments” are dividend equivalent payments that were made between 1989 and 1999 on outstanding career equity shares. They were calculated using the following criteria: (a) the number of shares granted; (b) the grant price; (c) individual performance; and (d) a rolling three-year return on investment. Income received from long-term incentive compensation payments (such as stock option/stock appreciation right exercises, and performance share, deferred share and career performance share payments) are not used to calculate benefits in the Non-Qualified Plan. In addition, we granted additional years of credited service for Messrs. Horton and Reding as reflected in the footnotes to the above 2009 Pension Benefits Table.

In 2002, the Board of Directors established a trust to fund benefits payable under the Non-Qualified Plan. We periodically fund the trust to give Non-Qualified Plan participants a certainty of payment of plan benefits that is comparable to the certainty eligible employees have under the Retirement Benefit Plan. The funds in the trust are not subject to claims from creditors in the event of bankruptcy. Payments to the trust for vested retirement benefits result in taxable income to the participants. It is our current policy not to fund the Non-Qualified Plan’s trust to any greater extent than the funded percentage of our least funded qualified defined benefit plan for non-officer employees. As they are participants in the Non-Qualified Plan, the “2009 Pension Benefits Table” above reflects amounts the named executive officers accrued under the Non-Qualified Plan (whether or not funded under the trust). Benefits payable under the Non-Qualified Plan, including benefits from the trust, are payable in a lump sum.

Present Value Calculations

The following discusses some of the assumptions used in calculating the value of accrued benefits under the Retirement Benefit Plan and the Non-Qualified Plan.

The values of accrued benefits under the Retirement Benefit Plan are determined using a 6.1% interest rate and the sex-distinct RP2000 Mortality Tables projected to 2006. The lump sums payable under the Non-Qualified Plan are calculated using the December 2009 segment rates and the unisex mortality table prescribed by the Internal Revenue Service in the Pension Protection Act of 2006. Retirement benefits for both plans are then discounted to December 31, 2009 using an interest only discount of 6.1%. At December 31, 2008, the same assumptions were used, except that the lump sums under the Non-Qualified Plan were calculated using a 6.5% interest rate.

The present value is the amount today that, with fixed interest earned over time, will equal the employees’ accrued retirement benefit at retirement. The present values generally assume retirement at age 60, which is the age when unreduced benefits may be available. However, as of December 31, 2009, Mr. Horton’s employment agreement provides an unreduced Non-Qualified Plan benefit when he reaches age 56.

Post-Employment Compensation

This section describes the payments, benefits and perquisites we may provide to the named executive officers following termination of their employment. Except as otherwise stated below, these are in addition to the payments, benefits and perquisites that we generally provide to all of our salaried employees following termination of their employment.

Retirement.  As described in “Discussion Regarding 2009 Pension Benefits Table,” beginning on page 45, we provide retirement benefits to our employees (including the named executive officers) who retire after they reach normal retirement age or meet the requirements for early retirement. As of December 31, 2009, none of the named executive officers was eligible to retire under our plans. However, as of February 2010, Mr. Reding became eligible for retirement and, in May 2010, Mr. Kennedy will become eligible for early retirement.

In addition, upon normal retirement at age 65 or early retirement at age 60 or 55, our long-term incentive plans generally provide for pro-rata payments of stock awards granted under those plans to our named executive officers. These awards and their payment terms are described in “Discussion Regarding Fiscal Year 2007, 2008 and 2009 Summary Compensation Table and Fiscal Year 2009 Grants of Plan-Based Awards Table” beginning on page 37. Since the named executive officers were not eligible to retire as of December 31, 2009, they were not eligible for any stock award payments as of that date due to retirement.

Upon retirement, we will provide each named executive officer and his spouse or companion and any dependent children unlimited complimentary air transportation on American Airlines and American Eagle Airlines in any available class of service, and we will reimburse them for any related taxes. Under our policy, Mr. Kennedy is vested in this retirement perquisite but he would not receive it until he turns 55. Mr. Reding vested in March 2010. Under a policy that we discontinued for officers elected after 1996, Messrs. Arpey, Horton and Garton will receive this perquisite upon retirement or other separation of employment. The estimated aggregate incremental cost to us of providing this travel perquisite to each named executive officer is listed in the table below under the heading “Voluntary Separation.” In addition, we will provide lifetime Admirals Club® memberships to each named executive officer and his spouse or companion, at no incremental cost to us.

Voluntary Separation and Termination For Cause.  In the event that a named executive officer resigns or voluntarily terminates his employment (other than a normal or early retirement or as noted in “Termination By Executive For Good Reason” below) or we terminate his employment for cause, under our plans the named executive officer will forfeit all outstanding stock-based awards. In addition, we will discontinue his salary, perquisites and benefits. To the extent a named executive officer is vested in the Retirement Benefit Plan and Non-Qualified Plan, he is entitled to the benefits under these plans based on the number of years of credited service earned as of the date of separation. Assuming a separation of service as of December 31, 2009, Messrs. Arpey, Horton, Garton and Kennedy would be vested in or eligible to receive the complimentary air transportation (and related tax reimbursements) described above under “Retirement” beginning on page 47. For these purposes, “for cause” means a felony conviction, failure to contest prosecution of a felony, or willful misconduct or dishonesty of a named executive officer that is directly and materially harmful to our business or reputation.

Termination By Executive For Good Reason.  The career performance shares award agreement we entered into with Mr. Arpey and the employment agreement we entered into with Mr. Horton provide benefits to them if they terminate their employment with us for good reason. Messrs. Garton, Reding and Kennedy are not parties to any agreements with us that contemplate a termination for good reason by them.

If Mr. Arpey terminates his employment for good reason, under his career performance share agreement, all of the career performance shares previously awarded to him would vest. Payment of the shares would be subject to a determination by the Compensation Committee that we met the performance criteria in the agreement. In that agreement, “good reason” includes: (a) a reduction in his salary (other than a reduction pursuant to a salary reduction program including other senior officers); (b) a significant reduction in his authority, duties or responsibilities such that he believes he can no longer perform his duties; or (c) a material reduction in the benefits we provide him, in each case unless he consents.

Under Mr. Horton’s employment agreement, if he resigns for good reason, he would be entitled to receive: (a) his accrued base salary, vacation and short-term incentive bonus (if such bonus had been determined but not paid as of his employment termination date); and (b) two times his annual salary and target bonus. In addition, all of his outstanding stock options and stock appreciation rights and deferred and performance shares would vest and become free of all restrictions. However, the number of performance shares that he would receive, if any, would be subject to a determination by the Compensation Committee that we met the performance criteria under the applicable performance share plans. We would also pay for COBRA coverage for Mr. Horton and his dependents for the maximum period allowed at a total estimated cost to us of $1,747 (based on

2010 cost information). In Mr. Horton’s employment agreement, “good reason” includes: (a) actions that result in a diminution in his position, authority, duties or responsibilities; (b) failure to comply with any of the compensation provisions of his employment agreement; (c) any requirement that his services be performed primarily outside Dallas/Fort Worth, Texas; or (d) failure of a successor of ours to assume his employment agreement, in each case unless he consents.

Involuntary Termination Other Than For Cause.  For each named executive officer except Mr. Horton, under our current practices and policies for all salaried U.S.-based employees, if we terminate his employment other than for cause, the officer is eligible to receive up to one year’s annual salary. The amount actually payable is based on the named executive officer’s years of service with us. For Mr. Horton, he would instead receive severance benefits under his employment agreement. Under his employment agreement, if Mr. Horton were terminated other than for cause, he would be entitled to receive the same benefits as if he had resigned for good reason as described above in “Termination By Executive For Good Reason.”

For a period of two years after termination of employment other than for cause, each named executive officer is also entitled to unlimited travel privileges on American Airlines and American Eagle Airlines for himself and his spouse or companion and any dependent children. Under this policy, each named executive officer would be required to pay all related taxes, fees and charges for the transportation.

In addition, under our long-term incentive plans, performance shares and deferred shares would vest on a pro-rata basis as if the named executive officer had instead retired on the date of termination. The named executive officer would immediately forfeit all unvested stock options and stock appreciation rights and would have ninety days to exercise vested stock options and stock appreciation rights. Career equity awards previously awarded would immediately vest (at a rate of 10% per year for each year of service following the date of grant), and would become payable following the separation. All of the career performance shares previously awarded to Mr. Arpey would vest and would be paid subject to a determination by the Compensation Committee that we met the performance criteria for those shares.

Termination Due to Death or Disability.  According to the terms of our long-term incentive plans, upon the death or disability of a named executive officer, all performance shares and deferred shares awarded to the named executive officer would vest on a pro-rata basis, and stock options and stock appreciation rights would continue to be exercisable. All of the career performance shares previously awarded to Mr. Arpey would vest and would be paid based upon a determination by the Compensation Committee that we met the performance criteria. Career equity awards previously awarded would immediately vest at a rate of 20% per year for each year of service following the date of grant and would become payable. In the event of death of a named executive officer, his unvested stock options and stock appreciation rights would immediately vest. In addition, each named executive officer (or surviving spouse) and his dependent children would be vested in or eligible to receive the complimentary air transportation (and related tax reimbursements) described under “Retirement” beginning on page 47.

The following table quantifies the severance payments, long-term incentives and air transportation each named executive officer would have received had there been a termination of his employment on December 31, 2009 in the situations described above, other than retirement. As of December 31, 2009, none of the named executive officers was eligible for retirement. For further details regarding payments to our named executive officers upon a change in control, please see “Change In Control” beginning on page 51. In calculating the amounts in the table, we used a stock price of $7.73 per share, which was the closing price of our common stock on December 31, 2009.

						Termination
		Voluntary	Good			Other Than
		Separation	Reason[3]	Death	Disability	For Cause
Name	Benefit	($)	($)	($)	($)	($)
	Cash Severance	-	-	-	-	669,646
	Long Term Incentives	0	2,241,700[4]	6,535,213	5,328,813	5,328,813
Arpey	Pension[1]	3,990,368	3,990,368	3,990,368	3,990,368	3,990,368
	Air Transportation[2]	75,972	75,972	75,972	75,972	75,972
	Total	4,066,340	6,308,040	10,601,553	9,395,153	10,064,799

	Cash Severance	-	2,630,878	-	-	2,630,878
	Long Term Incentives	0	2,801,644	1,480,149	1,013,429	2,801,644
Horton	Pension[1]	2,985,614	2,985,614	2,985,614	2,985,614	2,985,614
	Air Transportation[2]	78,566	78,566	78,566	78,566	78,566
	Total	3,064,180	8,496,701	4,544,329	4,077,609	8,496,701

	Cash Severance	-	-	-	-	530,479
	Long Term Incentives	0	-	2,334,620	1,867,900	1,867,900
Garton	Pension[1]	3,250,567	-	3,250,567	3,250,567	3,250,567
	Air Transportation[2]	74,572	-	74,572	74,572	74,572
	Total	3,325,139	0	5,659,759	5,193,039	5,723,518

	Cash Severance	-	-	-	-	367,255
	Long Term Incentives	0	-	1,478,753	1,012,033	1,012,033
Reding	Pension[1]	1,726,477	-	1,726,477	1,726,477	1,726,477
	Air Transportation[2]	0	-	9,996	0	9,996
	Total	1,726,477	0	3,215,226	2,738,510	3,115,761

	Cash Severance	-	-	-	-	488,646
	Long Term Incentives	0	-	1,369,999	1,104,239	1,104,239
Kennedy	Pension[1]	2,466,535	-	2,466,535	2,466,535	2,466,535
	Air Transportation[2]	70,745	-	72,579	72,579	72,579
	Total	2,537,280	0	3,909,113	3,643,353	4,131,999

(1)	These amounts for each named executive officer are also reported in the “2009 Pension Benefits Table,” beginning on page 44, and are paid at retirement age.

(2)	These amounts are based on figures that include the estimated average aggregate incremental cost to us of providing the air transportation and related tax reimbursements described above to our named executive officers generally in 2009. For each named executive officer, we have estimated these costs by using the average of the estimated annual incremental cost to us of providing this air transportation for the named executive officers for the number of years of the named executive officer’s projected life expectancy (according to the mortality tables we used to determine the present value of his retirement benefits in the “2009 Pension Benefits Table”).

(3)	Messrs. Garton, Reding and Kennedy are not parties to any agreements with us that contemplate a termination for good reason, so no amounts are shown for them in this column. Each would have been entitled to receive the amounts shown in the “Voluntary Separation” column had they terminated their employment with us for any reason on December 31, 2009.

(4)	This amount represents career performance shares that were previously granted to Mr. Arpey under his career performance share agreement. The amount shown is calculated based on achieving target levels of performance (100%).

Change In Control

As described above, if there is a change in control of the Company, the named executive officers are entitled to benefits under our long-term incentive plans, the Non-Qualified Plan, and our executive termination benefit agreements.

Under these plans and agreements, a change in control of the Company is deemed to occur if: (a) over a 12-month period, a third party or group acquires beneficial ownership of 30% or more of our common stock or the members of our Board of Directors (or their approved successors) no longer constitute a majority of the board; or (b) our stockholders approve a complete liquidation or dissolution of the Company. Also, a reorganization, merger or consolidation of the Company, or a sale or other disposition of all our assets, is considered a change in control, unless (1) our stockholders prior to the transaction hold at least 50% of the voting securities of the successor company, (2) no one person owns more than 30% of the successor company, and (3) the members of the Board of Directors prior to the transaction constitute at least a majority of the board of the successor company. In each case described above, however, the event must also meet the change in control requirements under Section 409A of the Internal Revenue Code.

Under the terms of our long-term incentive plans and agreements, following a change in control all outstanding stock options and stock appreciation rights become immediately exercisable, all outstanding career equity and deferred shares vest, and all performance shares vest and will be paid at target levels (or 100%) of the original award. The career performance shares granted to Mr. Arpey will also vest and will be paid, subject to a determination by the Compensation Committee of whether we have met the performance criteria in that agreement. Each named executive officer will also receive a payment under the Non-Qualified Plan equal to the present value of the accrued annual retirement benefit to be paid to him under that plan.

As described under “Compensation Discussion and Analysis – Post-Employment and Change in Control Benefits,” beginning on page 31, our executive termination benefit agreements have a double trigger. Termination benefits under those agreements are therefore payable to a named executive officer in the event of a change of control only if: (a) within two years following a change in control, we (or a successor) terminate the named executive officer’s employment for any reason (other than his death, disability, felony conviction, or willful misconduct or dishonesty that materially harms our business or reputation); (b) within two years following a change in control, the named executive officer terminates his employment for good reason; (c) the named executive officer terminates his employment for any reason during the thirty days following the first anniversary of the change in control; or (d) the named executive officer’s employment is terminated following the commencement of change in control discussions and the change of control occurs within 180 days after the termination. For purposes of these agreements, “good reason” includes the occurrence of any of the following after the change in control: (1) a failure to maintain the executive in a substantially equivalent position; (2) a significant adverse change in the nature or scope of his position; (3) a reduction in his salary or incentive compensation target or a reduction of his benefits; (4) a change in his employment circumstances, such as a change in responsibilities that hinder his ability to perform his duties; (5) the successor company breaches the agreement or does not assume our obligations under it; or (6) we relocate our headquarters or require the executive to relocate more than 50 miles from its current location.

Under the executive termination benefit agreements, in the event of a change in control and termination of his employment in the situations described above, the named executive officer would be entitled to the following additional benefits:

•	We would pay the named executive officer a cash payment of three times (or two times in the case of Mr. Horton) the sum of his annual base salary and the target annual award paid under our incentive compensation plan (or the largest incentive award paid under that plan during the prior three years, if greater)

•	For three years following the termination of employment, we would provide all perquisites and benefits provided to him prior to the change in control, including health and welfare, insurance, and other perquisites and benefits described above

•	We would provide a one-time reimbursement for relocation expenses and outplacement services

•	We would provide the named executive officer, his spouse or companion, and any dependent children unlimited complimentary air transportation on American Airlines or American Eagle Airlines in any available class of service until age 55. At age 55, we would provide the lifetime air transportation and tax reimbursements we provide upon retirement described above

•	We would reimburse the named executive officer for any excise taxes payable under Sections 280G and 4999 of the Internal Revenue Code as a result and any federal income, employment or excise taxes payable on the excise tax reimbursement

•	We would treat the named executive officer as fully vested in his currently accrued benefits under the Retirement Benefit Plan and the Non-Qualified Plan. We would calculate benefits under the plans as though his compensation rate equaled the sum of his base pay and incentive pay and credit him with three additional years of service

•	We would pay the named executive officer’s legal fees if there was a disagreement related to the agreement, and we would establish a trust to assure their payment

The following table lists the estimated payments and values that would have been due to each named executive officer had a change in control occurred on December 31, 2009 and the named executive officer’s employment was terminated on that date.

		Value of	Value of
		Stock	Vesting of	Value of		Outplacement,		Gross-up
		Option/Stock	Non-	Vesting of	Value of	Relocation and		Payment	Total
		Appreciation	Performance-	Performance-	Additional	Continuing		for 280G	Change in
	Cash	Rights	Based Stock	Based Stock	Pension	Perquisites and	Air	Excise	Control
	Severance	Vesting	Awards	Awards	Benefits	Benefits	Transportation	Taxes	Benefits
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)
Arpey	4,821,453	1,206,400	4,101,074	6,400,440	4,875,082	471,345	0	6,370,555	28,246,348
Horton	2,571,442	466,720	1,248,340	1,914,721	4,230,293	440,859	0	2,812,282	13,720,656
Garton	3,310,182	466,720	2,289,325	1,914,721	1,782,014	427,969	0	2,771,490	12,962,420
Reding	3,310,186	466,720	1,284,340	1,914,721	1,880,267	376,415	65,261	2,578,452	11,876,362
Kennedy	2,565,389	265,760	1,061,020	1,090,317	2,182,725	419,694	1,876	2,229,983	9,816,762

In the above table, we based the stock values on a price of $7.73 per share, which was the closing price of our common stock on December 31, 2009. The value of the additional pension benefits estimated in the table was determined using the same actuarial assumptions and mortality tables used to determine the present value of retirement benefits shown in the “2009 Pension Benefits Table” beginning on page 44. These figures assume all payments are made at the time provided under Section 409A of the Internal Revenue Code.

As described above, upon a change in control, the executive termination benefits agreements provide that each of the named executive officers will receive lifetime air transportation. Since Messrs. Arpey, Horton and Garton are entitled to this perquisite regardless of whether a change in control has occurred, their aggregate incremental cost is reflected in the table in “Post-Employment Compensation” beginning on page 47. Since Mr. Kennedy is not entitled to this retirement perquisite until age 55, this table includes the estimate of the aggregate incremental costs to us for the complimentary air transportation (and related taxes) that he would receive under the agreement until his 55th birthday. Mr. Reding was not vested in or eligible to receive the air transportation perquisite as of December 31, 2009, so the table includes the estimate of the aggregate incremental costs to us for him for his lifetime. We have estimated the air transportation costs by using the average of the estimated annual incremental cost to us of providing this air transportation for the named executive officers in 2009 for the number of years of the named executive officer’s projected life expectancy (according to the mortality tables we used to determine the present value of his retirement benefits in the “2009 Pension Benefits Table” beginning on page 44).

DIRECTOR COMPENSATION

Our Nominating/Corporate Governance Committee reviews annually the overall compensation of the directors in consultation with the Board and with the assistance of our management. In doing so, the committee has the authority to retain a compensation consultant, although no consultant was engaged in 2009. The Board approves any changes to director compensation. There were no changes to our director compensation program in 2009.

The following is a description of our director compensation program in 2009. Mr. Arpey does not receive any compensation as a director or as Chairman because we compensate him as an employee. We describe Mr. Arpey’s compensation in the “Fiscal Year 2007, 2008 and 2009 Summary Compensation Table” and accompanying text and “Compensation Discussion and Analysis” above.

Elements of Director Compensation

Retainers/Fees

Each of our non-employee directors received in 2009:

•	An annual retainer of $20,000 for service on the Board

•	An additional annual retainer of $3,000 for service as Lead Director or for service on one or more of the Board’s standing committees

•	$1,000 for participating in a regular or special Board or committee meeting. The maximum payment for meeting participation is $1,000 per day

All of our directors deferred the payment of their 2009 retainers and fees until they depart from the Board. According to the terms of the deferral agreements with the directors other than Dr. Rodin, their deferred fees and retainers are converted into a number of deferred units based on our stock price. We calculate the number of deferred units by dividing the amount of the fees and retainers earned in a month by the average of the highest and lowest quoted selling price of our common stock during that month. We will pay the deferred units to them in cash after they cease to be a member of the Board. The payment is equal to the number of deferred units held by the director, multiplied by the average of the highest and lowest quoted selling prices of our common stock during the month preceding the month in which the director ceases to be a member of our Board. Under the deferral agreement with Dr. Rodin, her 2009 fees and retainers accrue interest at a rate equal to the prime rate in effect, from time to time, at J.P. Morgan Chase National Bank, N.A.

Annual Grants of Deferred Units

Under the terms of the 2004 Directors Unit Incentive Plan, each non-employee director received an annual award of 2,610 deferred units in July 2009. We will pay the deferred units to them in cash after they cease to be a member of the Board. The payment is equal to the number of deferred units held by the director, multiplied by the average of the highest and lowest quoted selling prices of our common stock on the date the director leaves the Board.

As described below under “Pension and Other Retirement Benefits,” non-employee directors elected after May 15, 1996 are not eligible to participate in our director pension plan. We instead provide them an additional annual grant of 710 deferred units. These deferred units are paid on the same terms as the annual deferred units described above. Since they were elected after May 15, 1996, Dr. Rodin and Messrs. Bachmann, Gupta, Ibargüen, Miles, Purcell, Robinson, Rose and Staubach were each granted an additional 710 deferred units in July 2009.

Other Compensation

Each non-employee director and his or her spouse or companion and dependent children also received unlimited complimentary air transportation on American Airlines and American Eagle Airlines in any available class of service, and we reimbursed them for any related taxes. They also received assistance while traveling and when making reservations. We provided to them membership in our Admirals Club® airport lounges and all of the benefits and privileges American Airlines gives to its best frequent flyers, including class of service upgrade credits. We also provided a limited number of other perquisites and personal benefits, which are described in footnote 5 to the “Director Compensation Table For Fiscal Year 2009” below.

Pension and Other Retirement Benefits

Each non-employee director elected to the Board on or before May 15, 1996 that serves on the Board until age 62 is entitled to receive a pension benefit of $20,000 per year until the later of the death of the director or the director’s spouse. Upon retirement from the Board, each of Messrs. Boren and Codina and Mrs. Korologos is entitled to receive this benefit.

We will also continue to provide the Admirals Club® membership, frequent flyer benefits, complimentary air transportation services and tax reimbursements described above following the non-employee director’s retirement. For each non-employee director who has served on the Board for at least ten years and retires at or following age 70, we continue to provide the complimentary air transportation services until the later of the death of the director or his or her spouse. For directors who either do not serve until age 70 or do not serve for at least ten years, we continue to provide the complimentary air transportation for the number of years the director served on the Board.

Director Compensation Table For Fiscal Year 2009

The following table contains information regarding compensation paid to our non-employee directors in 2009.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash[1]	Awards[2]	Awards[3]	Compensation	Earnings[4]	Compensation[5]	Total
Name	($)	($)	($)	($)	($)	($)	($)
John W. Bachmann	39,000	15,040	0	0	0	16,510	70,550
David L. Boren	38,000	11,823	0	0	17,580	6,446	73,849
Armando M. Codina	39,000	11,823	0	0	14,403	6,951	72,177
Rajat K. Gupta	36,000	15,040	0	0	0	14,294	65,334
Alberto Ibargüen	38,000	15,040	0	0	0	6,991	60,031
Ann M. Korologos	39,000	11,823	0	0	15,630	6,968	73,421
Michael A. Miles	39,000	15,040	0	0	0	906	54,946
Philip J. Purcell	38,000	15,040	0	0	0	867	53,907
Ray M. Robinson	39,000	15,040	0	0	0	7,811	61,851
Judith Rodin	37,000	15,040	0	0	0	20,848	72,888
Matthew K. Rose	38,000	15,040	0	0	0	11,261	64,301
Roger T. Staubach	39,000	15,040	0	0	0	7,089	61,129

(1)	The amounts represent the aggregate dollar amount of all fees the directors earned in 2009 for service as a director, including annual retainer, committee, meeting and Lead Director fees. The directors deferred payment of the retainers and fees until they leave the Board.

(2)	The amounts shown were not actually paid to the directors. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of deferred units we granted to the directors in 2009 under the 2004 Directors Unit Incentive Plan. These values were determined in accordance with FASB ASC Topic 718. See note 9 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2009 for the assumptions made in determining the aggregate grant date fair value of these awards.

The chart below reflects the aggregate number of outstanding stock-based compensation awards each director held as of December 31, 2009.

	1994 Directors Stock	2004 Directors Unit	Directors Fees
	Incentive Plan Shares	Incentive Plan Units	Deferred Units
Name	(#)	(#)	(#)
Bachmann	4,266	18,733	29,283
Boren	12,322	14,472	22,437
Codina	12,322	14,472	35,039
Gupta	0	6,640	10,204
Ibargüen	0	6,640	10,836
Korologos	13,270	14,472	22,113
Miles	6,399	18,733	22,865
Purcell	8,532	18,733	29,433
Robinson	0	13,280	12,397
Rodin	12,798	18,733	13,692
Rose	0	16,600	17,918
Staubach	4,266	18,733	29,008

(3)	Prior to 2006, we granted directors stock appreciation rights under the 1999 Directors’ Stock Appreciation Rights Plan. As of December 31, 2009, the aggregate number of outstanding stock appreciation rights each director held was as follows: Mr. Bachmann (3,555), Mr. Boren (2,370), Mr. Codina (5,925), Mr. Gupta (0), Mr. Ibargüen (0), Mrs. Korologos (5,925), Mr. Miles (4,740), Mr. Purcell (5,925), Mr. Robinson (0), Dr. Rodin (5,925), Mr. Rose (0) and Mr. Staubach (3,555). We did not grant stock appreciation rights to any directors in 2009.

(4)	Since Messrs. Boren and Codina and Mrs. Korologos were elected prior to May 15, 1996, each is entitled to receive a pension benefit of $20,000 per year from the date of retirement until the later of the death of the director or his or her spouse. The present value of their accumulated retirement benefits increased from December 31, 2008 to December 31, 2009 due to a change in the discount rate used to calculate our liability and the passage of time. As described in note 10 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2009, the discount rate decreased from 6.5% at December 31, 2008 to 6.1% at December 31, 2009.

(5)	Amounts shown include: (a) the estimated aggregate incremental cost to us of the complimentary air transportation on American Airlines and American Eagle Airlines that we provided to the directors and their respective family members in 2009; and (b) the dollar value of insurance premiums we paid in 2009 for a $50,000 life insurance policy for the benefit of each director. The amounts also include tax reimbursements that we paid to our directors in 2009 for the complimentary air transportation we provided them in 2008. We paid the following tax reimbursements in 2009: Mr. Bachmann ($14,791), Mr. Boren ($5,736), Mr. Codina ($6,377), Mr. Gupta ($13,367), Mr. Ibargüen ($6,148), Mrs. Korologos ($5,735), Mr. Miles ($167), Mr. Robinson ($6,672), Dr. Rodin ($19,511), Mr. Rose ($9,931) and Mr. Staubach ($6,040).

SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table lists (as of April 21, 2010) the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and our directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. To our knowledge, and except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to the shares opposite such person’s name, and none of the individuals below has pledged any shares of our common stock. The address for each individual listed below is c/o P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, TX 75261-9616.

	AMR Corporation
	Common Stock[1,2]	Percent of Class
Name	(#)	(%)

Gerard J. Arpey	1,125,514	*
John W. Bachmann	6,500	*
David L. Boren	400	*
Armando M. Codina	1,000	*
Rajat K. Gupta	5,000	*
Alberto Ibargüen	9,000	*
Ann M. Korologos	7,800	*
Michael A. Miles	15,000	*
Philip J. Purcell	10,000	*
Ray M. Robinson	3,000	*
Judith Rodin	1,000	*
Matthew K. Rose	1,000	*
Roger T. Staubach	5,000	*
Thomas W. Horton	177,988	*
Daniel P. Garton	615,204	*
Robert W. Reding	369,345	*
Gary F. Kennedy	209,814	*
Directors and executive officers as a group	2,562,565	*

*	Less than 1%.

(1)	This column includes the following shares of common stock that may be acquired under stock options and stock appreciation rights that are exercisable before June 20, 2010: 919,600 shares for Mr. Arpey; 128,600 shares for Mr. Horton; 602,720 shares for Mr. Garton; 263,170 shares for Mr. Reding; and 185,180 shares for Mr. Kennedy.

(2)	See “2009 Outstanding Equity Awards At Fiscal Year-End Table,” beginning on page 39, for other outstanding equity awards held by our named executive officers that are not included in this table.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

The following table presents information known to us about the beneficial ownership of our common stock as of April 1, 2010, by all persons and entities that we believe beneficially own more than 5% of our outstanding common stock. The information below is based on reports filed with the SEC by such entities, except that the percentage is based upon calculations made in reliance upon the number of shares of common stock reported to be beneficially owned by such entity in such report. The percentage of beneficial ownership is based on 332,700,401 shares of our common stock outstanding on April 1, 2010.

	Amount and Nature of
	Beneficial Ownership	Percent of Class
Name and Address of Beneficial Owner	(#)	(%)
Capital Research Global Investors	23,352,779[1]	7.0
333 South Hope Street
Los Angeles, CA 90071
Capital World Investors	26,293,072[2]	7.9
333 South Hope Street
Los Angeles, CA 90071
FMR LLC	47,295,508[3]	14.2
82 Devonshire Street
Boston, Massachusetts 02109
PRIMECAP Management Company	39,615,778[4]	11.9
225 South Lake Avenue #400
Pasadena, California 91101

(1)	Based on a Schedule 13G filed February 11, 2010, Capital Research Global Investors, a division of Capital Research and Management Company, reported that it beneficially owned and had sole dispositive power over 23,352,779 shares of our common stock, sole voting power over 9,700,128 of such shares, shared voting power over 2,344,571 of such shares and shared dispositive power over none of such shares.

(2)	Based on a Schedule 13G filed February 10, 2010, Capital World Investors, a division of Capital Research and Management Company, reported that it beneficially owned and had sole dispositive power over 26,293,072 shares of our common stock, sole voting power over 20,575,900 of such shares, and shared voting and shared dispositive power over none of such shares.

(3)	Based on Amendment No. 3 to Schedule 13G filed February 16, 2010, FMR LLC, a parent holding company (“FMR”), Edward C. Johnson 3d, Chairman of FMR, and FMR’s direct and indirect subsidiaries report beneficially owning 47,295,508 shares of our common stock. FMR LLC reports having sole voting power over 151,515 of such shares, sole dispositive power over 47,295,508 shares, and shared voting and shared dispositive power over none of such shares. Edward C. Johnson 3d reports having sole dispositive power over 47,295,508 of such shares, and sole and shared voting power and shared dispositive power over none of such shares.

(4)	Based on Amendment No. 20 to Schedule 13G filed February 11, 2010, PRIMECAP Management Company reported that it beneficially owned and had sole dispositive power over 39,615,778 shares of our common stock, sole voting power over 9,929,358 of such shares, and shared voting and shared dispositive power over none of such shares.

PROPOSAL 2— RATIFICATION OF AUDITORS

Our Audit Committee has selected Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2010. We request that the stockholders ratify the Audit Committee’s selection. Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement (if they desire), and will be available to answer appropriate questions.

Vote Required for Ratification

A majority of votes cast is necessary to ratify the Audit Committee’s selection of the independent auditors. If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the selection of the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

STOCKHOLDER PROPOSAL

We expect a stockholder to present the following proposal at the annual meeting. The Board of Directors recommends a vote against the proposal for the reasons stated following the proposal.

PROPOSAL 3—STOCKHOLDER PROPOSAL

Mrs. Evelyn Y. Davis, The Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who owns 1,000 shares of our common stock, has given notice that she will propose the following resolution at the annual meeting. Her proposed resolution and statement in support are set forth below. A majority of votes cast is necessary for approval of the proposal.

RESOLVED:  That the stockholders of AMR, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS:  Many states have mandatory cumulative voting, so do National Banks.

In addition, many corporations have adopted cumulative voting.

Last year the owners of 50,821,841 shares, representing approximately 31% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.

— End of Stockholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

Like most large public companies, we do not elect directors using cumulative voting. It is the Board’s opinion that cumulative voting could enable groups of stockholders with less than a majority of our outstanding shares to elect directors who would represent special interests rather than the best interests of all stockholders. It is also the Board’s opinion that cumulative voting could give special-interest stockholder groups a voice in director elections disproportionate to their economic investment. The Board believes that no director should represent or favor the interests of any one stockholder or a limited group of stockholders. Instead, every director should represent the stockholders as a whole.

The Board also believes that cumulative voting is unnecessary in light of our strong corporate governance practices and philosophy. For example, twelve of our thirteen directors are independent, non-management directors, and the Board’s Nominating/Corporate Governance Committee, which is responsible for identifying and recommending qualified individuals for director positions, consists solely of independent, non-management directors. This ensures that the Board will continue to exercise independent business judgment and remain accountable to all of our stockholders, rather than to a particular special-interest stockholder group.

The Board further notes that our present system of electing directors, where each share of common stock is allowed to have one vote for each Board seat, is crucial to minimize the risks of Board divisiveness, which can impair the ability of the Board to operate effectively. The Board believes that our current director election system ensures that each director acts in the best interests of all the Company’s stockholders and reduces the risk of divisiveness on the Board.

The Board of Directors believes that changing our director election system would not be in the best interests of all stockholders.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

OTHER MATTERS

If any other matters properly come before or are otherwise voted on at the annual meeting (or any adjournment or postponement of the meeting), the proxies identified on page 4 will use their discretion to vote in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file statements of beneficial ownership and changes in beneficial ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of these statements. Based solely on our review of the statements furnished to us and written representations that no other statements were required, we believe that our directors and executive officers complied with all these requirements during 2009. Based upon our review of their filings on Schedule 13G, we believe that the beneficial owners of more than 10 percent of our common stock are not required to file reports pursuant to Section 16(a) of the Exchange Act.

OTHER INFORMATION

From time to time, stockholders submit proposals that may be proper subjects for inclusion in the Company’s proxy statement and for consideration at the annual meeting. Any stockholder proposals for inclusion in our 2011 proxy statement must be received by our Corporate Secretary at the address provided on the next page no later than December 24, 2010. All stockholders submitting proposals must meet the stockholder eligibility requirements of Rule 14a-8 (available on the SEC website). Please direct any such proposal, as well as any related questions, to our Corporate Secretary at the address on the next page.

Our bylaws provide that any stockholder wishing to nominate a director at or bring any other item before an annual meeting, other than proposals intended to be included in the proxy materials pursuant to Rule 14a-8, must provide timely and compliant written notice. To be timely for the 2011 annual meeting, a notice must be delivered to our Corporate Secretary at the address below, but not before January 19, 2011 nor after February 18, 2011. However, if the 2011 annual meeting is advanced by more than 30 days or delayed more than 60 days from May 19, 2011, then our bylaws provide a different deadline for the notice. The notice must contain and be accompanied by additional information as specified in our bylaws. We recommend that any stockholder wishing to nominate a director at or bring any other item before an annual meeting review a copy of our bylaws, which are available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

The Nominating/Corporate Governance Committee has adopted a policy where it will consider qualified candidates for director suggested by our stockholders. Stockholders can suggest qualified candidates for director by writing to our Corporate Secretary at the address below. We will forward submissions of candidates that meet the Board’s criteria for director nominees to the Chairman of the Nominating/Corporate Governance Committee for further review and consideration. The criteria for director nominees are described in “Director Nominees,” beginning on page 16, and are also available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

Via U.S. Mail:	Via Courier:
AMR Corporation	AMR Corporation
Corporate Secretary	Corporate Secretary
P.O. Box 619616, MD 5675	4333 Amon Carter Blvd., MD 5675
Dallas/Fort Worth International Airport, Texas	Fort Worth, Texas 76155
75261-9616

In certain sections of this Proxy Statement, references are made to documents that may be found at our website www.aa.com/investorrelations by clicking on the “Corporate Governance” link. All summaries of documents in this Proxy Statement are qualified in their entirety by reference to the actual text of the documents on our website.

AMR CORPORATION

April 23, 2010

ADMISSION TICKET
AMR CORPORATION
2010 ANNUAL MEETING OF STOCKHOLDERS
730 Third Avenue
(between East 45th and East 46th Streets)
17th Floor
New York, New York 10017
Wednesday, May 19, 2010

Registration Begins:	7:15 a.m. Eastern time
Meeting Begins:	8:00 a.m. Eastern time
•	TO ATTEND THIS MEETING YOU MUST PRESENT THIS ADMISSION TICKET OR OTHER PROOF OF SHARE OWNERSHIP.

•	Stockholders may be asked to present valid governmentally-issued picture identification, such as a driver’s license or passport. For security reasons, all bags are subject to search, and all persons who attend the meeting may be subject to a metal detector and/or a hand wand search.

•	The use of cameras or other recording devices at the annual meeting is prohibited.

•	All stockholders will be required to check-in at the registration desk.

•	Please allow ample time for check-in.

☐	■
PROXY/VOTING INSTRUCTION CARD
AMR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF AMR CORPORATION
The undersigned hereby appoints Gerard J. Arpey, David L. Boren and Ann M. Korologos, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of AMR Corporation on May 19, 2010, and any adjournments or postponements thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.
Employees/Participants Holding Shares of AMR Corporation’s Stock as an Investment Option Under the $uper $aver 401(k) Plan (the “Option”): This card also constitutes your voting instructions to the appointed investment manager for those shares held in the Option. Consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974, Evercore Trust Company, N.A. (“Evercore”) as investment manager of the Option, will vote the shares held in the Option for which timely voting instructions are received as instructed by you. Your voting instructions to Evercore are confidential. In order for your vote to be counted, Evercore must receive your voting instructions by 11:59 p.m., Eastern time, on May 16, 2010. Any shares for which timely instructions are not received by Evercore will be voted in the same manner and proportion as those shares for which timely instructions are received. The number of shares you are eligible to vote is based on your unit balance in the Option on March 22, 2010, the record date for the determination of stockholders eligible to vote. If you have any questions regarding your voting rights under the Option, this voting instruction card or the confidentiality of your vote, please contact Evercore between the hours of 9:00 a.m. and 4:00 p.m., Pacific time, at 1-888-296-2891.
You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you vote your shares using the Internet, vote by telephone or sign and return this card.

■ 14475	(Continued and to be signed on the reverse side)	14475 ■

2010 ANNUAL MEETING OF STOCKHOLDERS OF
AMR CORPORATION
May 19, 2010

PROXY VOTING INSTRUCTIONS

THREE WAYS TO VOTE:
As a stockholder, you can help AMR Corporation save both time and expense by voting this proxy over the Internet or by touch-tone telephone.
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/telephone until 11:59 p.m. Eastern time the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. THANK YOU FOR VOTING!

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE
HELD ON MAY 19, 2010:
Our Official Notice of Annual Meeting of Stockholders, Proxy Statement
and 2009 Annual Report to Stockholders are available on our website located at www.aa.com/investorrelations

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■	21333000000000001000 3	051910

The Board of Directors recommends a vote FOR proposals 1 and 2; and AGAINST proposal 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Gerard J. Arpey John W. Bachmann
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	David L. Boren Armando M. Codina
☐	FOR ALL NOMINEES EXCEPT (See instructions below)	¡ ¡ ¡	Rajat K. Gupta Alberto Ibargüen Ann M. Korologos
		¡	Michael A. Miles
		¡	Philip J. Purcell
		¡	Ray M. Robinson
		¡	Judith Rodin
		¡	Matthew K. Rose
		¡	Roger T. Staubach

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT” and fill in the circle next to each nominee you wish to WITHHOLD, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection by the Audit Committee of Ernst & Young LLP as independent auditors for the year 2010	☐	☐	☐

3.	Stockholder Proposal Relating to Cumulative Voting for the Election of Directors	☐	☐	☐
This proxy, when properly signed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees; FOR proposal 2; and AGAINST proposal 3.

     If you plan to attend the Annual Meeting, please mark this box: ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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